PURCHASE AND SALE AGREEMENT



                            BY AND AMONG





                      THE MANITOWOC COMPANY, INC.



                        POWERSCREEN USC INC.
                             (d/b/a USTC)



                                 AND



                  POWERSCREEN INTERNATIONAL, PLC






                  DATED AS OF SEPTEMBER 21, 1998




                         TABLE OF CONTENTS
                         -----------------


                                                    Page

ARTICLE 1       DEFINITIONS                            1
1.1     Accounts                                       1
1.2     Agreement                                      1
1.3     Agreement Sections                             1
1.4     Assumed Liabilities                            3
1.5     Bill of Sale                                   3
1.6     Buildings                                      3
1.7     Business                                       3
1.8     Buyer                                          3
1.9     Buyer's Closing Certificate                    4
1.10    Buyer's Counsel Opinion                        4
1.11    Closing                                        4
1.12    Closing Date                                   4
1.13    Code                                           4
1.14    Confidentiality Agreement                      4
1.15    Contracts                                      4
1.16    Disclosure Schedule                            4
1.17    Employee Benefit Plans                         4
1.18    Equipment                                      4
1.19    ERISA                                          5
1.20    Escrow Agent                                   5
1.21    Escrow Agreement                               5
1.22    Escrow Deposit                                 5
1.23    Existing Contracts                             5
1.24    Existing Indebtedness                          5
1.25    Existing Insurance Policies                    5
1.26    Existing Investments                           5
1.27    Existing Liens                                 5
1.28    Existing Litigation                            6
1.29    Existing Permits                               6
1.30    Existing Plans                                 6
1.31    Financial Information                          6
1.32    1997 and 1998 Financial Statements             6
1.33    HSR Act                                        6
1.34    Indebtedness                                   6
1.35    Intangible Assets                              6
1.36    Inventory                                      7
1.37    Investment                                     7
1.38    Knowledge of Seller                            7
1.39    Law                                            7
1.40    Lien                                           7
1.41    Liquid Assets                                  7
1.42    Parent                                         7
1.43    Parent's Counsel Opinion                       7
1.44    Parent's Security                              7
1.45    Past Due Accounts                              8
1.46    Permitted Liens                                8
1.47    Person                                         8
1.48    Purchased Assets                               8
1.49    Purchased Contracts                            8
1.50    Real Property                                  8
1.51    Records                                        8
1.52    Relevant Time of Inquiry                       8
1.53    Retained Assets                                8
1.54    Retained Liabilities                           9
1.55    Seller                                         9
1.56    Seller's Closing Certificate                   9
1.57    Seller's Counsel Opinion                       9

ARTICLE 2       PURCHASE AND SALE; PURCHASE PRICE     10
2.1     Purchase and Sale                             10
2.2     Determination Purchase Price                  10
2.3     Closing Payment                               12
2.4     Post-Closing Adjustments; Payment Adjustment  13

ARTICLE 3       OTHER AGREEMENTS                      14
3.1     Access and Cooperation                        14
3.2     Disclosure Schedule                           15
3.3     Duties Concerning Representations             15
3.4     Deliveries of Information; Consultation       15
3.5     Acquisition Proposals                         16
3.6     Public Announcements                          17
3.7     Retained Liabilities                          17
3.8     Access to Records and Employees               17
3.9     Referrals and Deliveries                      18
3.10    Risk of Loss                                  18
3.11    Allocation of Purchase Price                  18
3.12    Employee Matters                              19
3.13    Effective Time of Closing                     20
3.14    Use of Name                                   20
3.15    Intention                                     20
3.16    Nonassignable Purchased Contracts
          and Existing Permits                        20
3.17    Real Property                                 21
3.18    Noncompetition                                22
3.19    HSR Act                                       23
3.20    Accounts                                      23
3.21    Existing Litigation                           23
3.22    Parent Shareholder Circular                   24
3.23    Cash Management of Seller                     24

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE SELLER    25
4.1     Organization; Business                             25
4.2     Authorization; Enforceability                      25
4.3     No Violation or Conflict                           26
4.4     Financial Information; Books and Records           26
4.5     Assets                                             27
4.6     Contingent and Undisclosed Liabilities             28
4.7     Taxes                                              28
4.8     Absence of Certain Changes                         29
4.9     Existing Plans                                     29
4.10    Compliance with Law                                29
4.11    Litigation                                         30
4.12    Existing Contracts                                 30
4.13    Performance of Contracts                           32
4.14    Existing Insurance Policies                        32
4.15    Environmental Protection                           33
4.16    Labor Matters                                      35
4.17    Brokers                                            36
4.18    Governmental Approvals                             36
4.19    Disclosure                                         36
4.20    Intangible Assets                                  37
4.21    Product Matters                                    37
4.22    Customers                                          37
4.23    Relationships with Related Parties                 37
4.24    Real Property                                      38



ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF THE BUYER     38
5.1     Organization; Business                             38
5.2     Authorization; Enforceability                      38
5.3     No Violation or Conflict                           39
5.4     Brokers                                            39
5.5     Governmental Approvals                             39
5.6     No Knowledge of Breach                             39

ARTICLE 6  CONDUCT OF BUSINESS PENDING THE CLOSING         39
6.1     Carry on in Regular Course                         39
6.2     Use of Assets                                      39
6.3     Sales Practices                                    39
6.4     Distributions                                      40
6.5     No Default                                         40
6.6     Existing Insurance Policies                        40
6.7     Employment Matters                                 40
6.8     Contracts and Commitments                          40
6.9     Preservation of Relationships                      40
6.10    Compliance with Laws                               40
6.11    Taxes                                              40
6.12    Affiliate Transactions                             40

ARTICLE 7  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
             THE BUYER                                     41
7.1     Compliance with Agreement                          41
7.2     Proceedings and Instruments Satisfactory           41
7.3     No Challenges                                      41
7.4     Representations and Warranties of the
          Parent and the Seller                            41
7.5     No Adverse Change                                  41
7.6     Deliveries at Closing                              41
7.7     Other Documents                                    41
7.8     Possession; Instruments of Conveyance              42
7.9     HSR Act                                            42
7.10    Parent Shareholder Approval                        42

ARTICLE 8  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
             THE PARENT AND THE SELLER                     42
8.1     Compliance with Agreement                          42
8.2     Proceedings and Instruments Satisfactory           42
8.3     No Challenges                                      42
8.4     Representations and Warranties of the Buyer        43
8.5     Deliveries at Closing                              43
8.6     Other Documents                                    43
8.7     HSR Act                                            43
8.8     Parent Shareholder Approval                        43

ARTICLE 9   INDEMNITIES                                    43
9.1     Parent's and Seller's Indemnity                    43
9.2     Buyer's Indemnity                                  44
9.3     Other Provisions and Limitations
          Regarding Indemnities                            44

ARTICLE 10  DISPUTE RESOLUTION MECHANISMS                  47
10.1    Dispute                                            47
10.2    Process                                            47
10.3    Negotiations                                       47
10.4    Mediation                                          47
10.5    Submission to Adjudication                         48
10.6    General                                            48

ARTICLE 11  TERMINATION; MISCELLANEOUS                     49
11.1    Termination                                        49
11.2    Rights on Termination; Waiver                      49
11.3    Survival of Representations and Warranties         50
11.4    Entire Agreement; Amendment                        50
11.5    Expenses                                           50
11.6    Governing Law                                      50
11.7    Assignment                                         50
11.8    Notices                                            51
11.9    Counterparts; Headings                             51
11.10   Interpretation                                     51
11.11   Severability                                       52
11.12   No Reliance                                        52
11.13   Exhibits and Disclosure Schedule                   52
11.14   Taxes and Fees; Prorations                         52
11.15   Income Tax Position                                52
11.16   Further Assurances                                 52
11.17   No Strict Construction                             53
11.18   JLG Agreement                                      53
11.19   Consent to Jurisdiction                            54

SIGNATURES                                                 55



EXHIBITS


1.      Form of Bill of Sale
2.      Form of Buyer's Closing Certificate
3.      Form of Buyer's Counsel Opinion
4.      Form of Escrow Agreement
5.      Parent's Counsel Opinion
6.      Form of Seller's Closing Certificate
7.      Form of Seller's Counsel Opinion
8.      Adjusted March 31, 1998 Balance Sheet of Sellers
9.      Certain Accounting Practices and Policies



PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT is made as of this 21st day of September, 1998 by and among THE MANITOWOC COMPANY, INC. POWERSCREEN USTC INC. and POWERSCREEN INTERNATIONAL, PLC.


RECITALS

     WHEREAS, Seller is and has been engaged in the business of designing, manufacturing, selling, distributing and servicing: (a) hydraulic boom lift cranes and other materials handling equipment mounted on commercial truck chassis or trailers; and (b) self-propelled hydraulic materials handling units designed to be carried by and used in conjunction with truck trailers (the "Business"); and

     WHEREAS, Parent owns directly all shares of the issued and outstanding capital stock of Seller; and

     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets, rights and properties of Seller, upon all of the terms and subject to all of the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the Recitals and of the mutual covenants, conditions and agreements set forth in this agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

ARTICLE I
DEFINITIONS


      When used in this Agreement, the following terms shall have the meanings specified:

        1.1 Accounts. "Accounts" shall mean all of the accounts receivable, notes receivable and similar rights of the Seller, as of the Relevant Time of Inquiry.

        1.2 Agreement. "Agreement" shall mean this Purchase and Sale Agreement, together with the Exhibits and the Disclosure Schedule attached hereto, as the same may be amended from time to time in accordance with the terms hereof.

        1.3 Agreement Sections. The following terms shall have the meanings specified in the Sections of this Agreement listed in the following table:


        TERM                                          SECTION

        Acquisition Proposal                          3.5(a)(i)
        Book Value                                    2.2(b)(i)
        Buyer Records                                 3.8(a)(i)
        Calculation                                   2.4(a)
        CERCLA                                        4.15(f)
        Closing Balance Sheet                         2.2(b)(ii)
        Closing Financial Statements                  2.2(b)(ii)
        Closing Net Worth                             2.2(b)(v)
        Closing Payment                               2.1(b)
        Competing Business                            4.23
        Competing Transaction                         3.5(a)(ii)
        CPR                                           10.4
        Disclosure Schedule Change                    3.2(b)
        Dispute                                       10.1
        Effective Time of Closing                     3.13
        Environmental Claim                           4.15(a)(i)
        Environmental Hazardous Materials             4.15(a)(ii)
        Environmental Laws                            4.15(a)(iii)
        Environmental Permits                         4.15(a)(iv)
        Environmental Release                         4.15(a)(v)
        Fulton                                        11.18(a)
        Independent Accountants                       2.4(e)
        Interim Income Statement                      2.2(b)(iii)
        Interim Period EBITDA                         2.2(b)(iv)
        JLG                                           11.18(a)(iii)
        JLG Agreement                                 11.18(a)
        Minimum EBITDA                                2.2(b)(vi)
        Minimum Net Worth                             2.2(b)(vi)
        Moffett Business                              3.18(b)
        Net Worth Shortfall                           2.2(b)(viii)
        Proprietary Rights Agreements                 4.16(b)
        Purchase Price                                2.2(a)
        Replacement                                   10.6(f)
        Request                                       10.4
        Seller Dealer                                 3.18(b)
        Seller Employees                              3.12(a)
        Sellers Records                               3.8(a)(ii)
        Survey                                        3.17(a)(i)
        Title Commitments                             3.17(a)(ii)
        Title Company                                 3.17(a)(iii)
        WARN Act                                      3.12(c)

     1.4 Assumed Liabilities. "Assumed Liabilities" shall mean and be limited to:

                (a)Those liabilities and obligations of the Seller for payment and performance arising after the Effective Time of Closing pursuant to the Purchased Contracts; and

                (b)Accounts payable, accrued expenses, accrued income taxes, accrued products liability contingencies and capital lease obligations which:
(i) have been incurred in the ordinary course of the Business; and (ii) are set forth in the Disclosure Schedule or reflected on the Closing Balance Sheet; and

                (c)All of Seller's payment obligations under its note payable, made as of March 24, 1998, to Marine Equipment Co., Inc. d/b/a Gateway Equipment Co. reflected on the Closing Balance Sheet; and

                (d)Seller's obligations under warranties extended by Seller to customers on Seller's customary and standard terms in connection with sales of products made prior to the Effective Time of Closing in the ordinary course of Seller's conduct of the Business; and

                (e)All liabilities of the Seller for claims, demands, expenses and actions in law or in equity made or brought after the Effective Time of Closing by any Person seeking recovery for personal injury or property damage alleged to have been caused by the defective design or workmanship of any product manufactured or sold by the Business, whether manufactured before or after Closing (including those manufactured prior to Seller's acquisition of the business on May 22, 1996, but excluding discontinued products);

                (f)All liabilities of the Seller related to Field Service Bulletins or Field Service Changes issued prior to the Effective Time of Closing and specified on the Disclosure Schedule; and

                (g)Any other liability or obligation of the Seller explicitly assumed by the Buyer pursuant to any provision of this Agreement.

        1.5 Bill of Sale. "Bill of Sale" shall mean the Bill of Sale and Assumption of Liabilities in substantially the form of Exhibit 1 attached to this Agreement.

        1.6 Buildings. "Buildings" shall mean all buildings, fixtures, structures and improvements located on the Real Property.

        1.7 Business. "Business" shall have the meaning defined in the Recitals to this Agreement.

        1.8 Buyer. "Buyer" shall mean The Manitowoc Company, Inc., a Wisconsin corporation, and any assignee permitted under Section
11.7 of this Agreement.

        1.9 Buyer's Closing Certificate. "Buyer's Closing Certificate" shall mean the Closing Certificate of the Buyer in substantially the form of Exhibit 2 attached to this Agreement.

        1.10 Buyer's Counsel Opinion. "Buyer's Counsel Opinion" shall mean the opinion of Quarles & Brady in substantially the form of Exhibit 3 attached to this Agreement.

        1.11 Closing. "Closing" shall mean the conference to be held at 10:00 A.M., Central Time, on the Closing Date at the offices of Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, or such other time and place as the parties may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.

        1.12 Closing Date. "Closing Date" shall mean: (a) November 3, 1998 or, if later, on the tenth business day following the satisfaction or waiver of the conditions set forth in Article 7 and Article 8 of this Agreement (other than conditions which, by their nature, are to be satisfied at the Closing, but subject to such conditions); or (b) such other date as the parties may mutually agree to in writing.

        1.13 Code. "Code" shall mean the Internal Revenue Code of 1986, as the same may be in effect from time to time.

        1.14 Confidentiality Agreement. "Confidentiality Agreement" shall mean the letter agreement between the Seller and the Buyer dated May 12, 1998.

        1.15 Contracts. "Contracts" shall mean all of the contracts, agreements, leases, relationships and commitments, written or oral, to which the Seller is a party or by which it or the Purchased Assets are bound.

        1.16 Disclosure Schedule. "Disclosure Schedule" shall mean the Disclosure Schedule, dated the date of this Agreement, delivered by the Seller to the Buyer contemporaneously with the execution and delivery of this Agreement and as the same may be amended or supplemented from time to time after the date of this Agreement and prior to the Closing Date in accordance with the terms of this Agreement.

        1.17 Employee Benefit Plans. "Employee Benefit Plans" shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, fringe benefit program, insurance plan, severance plan, disability plan, health care plan, sick leave plan, death benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees of the Seller.

        1.18 Equipment. "Equipment" shall mean all machinery, toolings, equipment, furniture, fixtures, motor vehicles, furnishings, parts, tools, dies, jigs, patterns, machine tools, office equipment, computers, leasehold improvements, construction in progress and other items of tangible personal property which, as of the Relevant Time of Inquiry, are owned by the Seller and used by or useful to the Seller in the operation of the Businesses.

        1.19 ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

        1.20 Escrow Agent. "Escrow Agent" shall mean a financial institution mutually acceptable to Buyer and Seller.

        1.21 Escrow Agreement. "Escrow Agreement" shall mean the Escrow Agreement among the Buyer, the Seller and the Escrow Agent in substantially the form of Exhibit 4 attached hereto.

        1.22 Escrow Deposit. "Escrow Deposit" shall mean Two Million and 00/100 U.S. Dollars ($2,000,000.00).

        1.23 Existing Contracts. "Existing Contracts" shall mean those Contracts which are listed and briefly described on the Disclosure Schedule, which listing will change from time to time from and after the date of this Agreement and to and including the Closing Date as the Seller enters into new Contracts, completes performance of Existing Contracts, and terminates Existing Contracts, and as Existing Contracts expire or terminate in accordance with their terms, all in the ordinary course of Seller's conduct of the Business and in accordance with the terms of this Agreement.

        1.24 Existing Indebtedness. "Existing Indebtedness" shall mean all of the In debtedness of the Seller, all of which is listed and briefly described on the Disclosure Schedule, which listing will change from time to time from and after the date of this Agreement and to and including the Closing Date as the Seller pays off Existing Indebtedness and contracts for, enters into and incurs new Indebtedness, all in the ordinary course of its conduct of the Business and in accordance with the terms of this Agreement.

        1.25 Existing Insurance Policies. "Existing Insurance Policies" shall mean all of the insurance policies currently in effect and owned by the Seller, all of which are listed and briefly described on the Disclosure Schedule.

        1.26 Existing Investments. "Existing Investments" shall mean all Investments of the Seller, all of which are listed and briefly described on the Disclosure Schedule.

        1.27 Existing Liens. "Existing Liens" shall mean all Liens affecting any of the Purchased Assets on the date of this Agreement, all of which are listed and briefly described on the Disclosure Schedule.

        1.28 Existing Litigation. "Existing Litigation" shall mean all pending or threatened litigation, audit inquiries, charges, workers compensation claims, claims for bodily injury, product warranty claims, arbitrations, governmental investigations or proceedings, citations and legal actions of any kind, all of which are listed and briefly described on the Disclosure
Schedule.

        1.29 Existing Permits. "Existing Permits" shall mean all permits, licenses, approvals, qualifications, permissions and governmental authorizations (including Environmental Permits) required for the conduct of the Business, all of which are listed and briefly described on the Disclosure Schedule.

        1.30 Existing Plans. "Existing Plans" shall mean all Employee Benefit Plans of the Seller, all of which are listed and briefly described on the Disclosure Schedule.

        1.31 Financial Information. "Financial Information" shall mean: (a) the 1997 Financial Statements and the 1998 Financial Statements; (b) the unaudited financial statements of the Seller for the interim period ended June 30 1998; (c) the books and records of account of the Seller; and (d) all other financial information relating to the financial condition of the Seller delivered or to be delivered by the Seller or the Parent to the Buyer.

        1.32 1997 and 1998 Financial Statements. "1997 Financial Statements" shall mean the audited financial statements of the Seller for the ten-month period ended March 31, 1997, and the "1998 Financial Statements" shall mean the audited financial statements of the Seller for the year ended March 31, 1998.

        1.33 HSR Act. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        1.34 Indebtedness. "Indebtedness" shall mean all liabilities or obligations of the relevant Person, whether primary or secondary or absolute or contingent: (a) for borrowed money; or (b) evidenced by notes, bonds, debentures or similar instruments; or (c) secured by Liens on any assets of that Person.

        1.35 Intangible Assets. "Intangible Assets" shall mean all of the intangible assets owned or used by the Seller in the Businesses, including but not limited to goodwill, trade secrets, know-how, data, plans, drawings, blue prints, operating methods and procedures, proprietary information, processes, technical knowledge, formulae, advertising formats, logos, United States and foreign patents, patent applications, trade names (including the Seller's name "USTC," and all variations and derivatives thereof, including the names "United States Truck Crane," and "US Truck Crane," but excluding Seller's corporate name), trademarks, service marks, trademark registrations, service mark registrations, copyrights, copyright applications, franchise rights, customer lists, customer telephone numbers and related rights.

        1.36 Inventory. "Inventory" shall mean all inventories of the Seller as of the Relevant time of Inquiry, including raw materials, parts, assemblies, vehicle chassis and other store inventories, work in process and finished goods.

        1.37 Investment. "Investment" by any Person shall mean: (a) any transfer or delivery of cash, stock or other property or value by that Person in exchange for Indebtedness, stock or any other security of another Person;
(b) any loan, advance or capital contribution to or in any other Person; (c) any guaranty, creation or assumption of any liability or obligation of any other Person; and (d) any investments in any fixed property or fixed assets other than fixed properties and fixed assets acquired in the ordinary course of business of the relevant Person.

        1.38 Knowledge of Seller. "Knowledge of Seller" shall mean the actual knowledge of any executive officer of the Parent and the actual knowledge of any of Barry Kavanagh or Don Campbell, after reasonable inquiry made by such Person.

        1.39 Law. "Law" shall mean any applicable foreign, federal, state, local or other law, rule, regulation or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

        1.40 Lien. "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, claim, restriction, condition, easement, covenant, lease, encroachment, title defect imposition, security interest or other encumbrance of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

        1.41 Liquid Assets. "Liquid Assets" shall mean all down payments, checks, rights to refunds, security deposits, prepaid expenses and advance payments of the Seller as of the Relevant Time of Inquiry, but shall exclude cash, cash equivalents and Seller's bank accounts.

        1.42 Parent. "Parent" shall mean Powerscreen International PLC, a public company incorporated and existing with limited liability under the Laws of England and Wales, which indirectly through one or more interim holding companies owns all of the issued and outstanding shares of capital stock of Seller.

        1.43 Parent's Counsel Opinion. "Parent's Counsel Opinion" shall mean the opinion of Andrew D. Harris, Esq., Secretary and Legal Services Director of the Parent, in substantially the form of Exhibit 5 attached to this Agreement

        1.44 Parent's Security. "Parent's Security" shall mean all security documentation entered into by the Seller in connection with obligations to banks and the other members of the Parent's controlled group of companies pursuant to a security agreement dated as of July 1, 1998 between: (a) the Governor and Company of the Bank of Ireland as security trustee; and (b) the Seller, Benford America, Inc., Finlay Hydrascreen USA Inc., Powerscreen USA LLC, Powerscreen USB Inc. and Royer Industries Inc.

        1.45 Past Due Accounts. "Past Due Accounts" shall mean those Accounts which, as of the Closing Date, are more than ninety (90) days past due.

        1.46 Permitted Liens. "Permitted Liens" shall mean those of the Existing Liens which are expressly noted as Permitted Liens on the Disclosure Schedule.

        1.47 Person. "Person" shall mean and include a natural person, corporation, trust, partnership, limited liability company, limited liability partnership, association, unincorporated organization, governmental entity, agency or branch or department thereof, or any other legal entity.

        1.48 Purchased Assets. "Purchased Assets" shall mean all assets of the Seller used in the conduct of the Business (except for the Retained Assets) including, but not limited to the Accounts, the Buildings, the Equipment, the Existing Insurance Policies, the Existing Investments, the Existing Permits, the Intangible Assets, the Inventory, the Liquid Assets, the Purchased Contracts, the Real Property and the Records.

        1.49 Purchased Contracts. "Purchased Contracts" shall mean all of the Contracts, other than those of the Existing Contracts which are identified on the Disclosure Schedule as Contracts that the Buyer will not assume in connection with the consummation of the transactions contemplated by this Agreement.

        1.50 Real Property. "Real Property" shall mean the parcels of real property identified by the street addresses and legal descriptions set forth in the Disclosure Schedule which are owned or leased by the Seller in connection with the Business.

        1.51 Records. "Records" shall mean all books, documents and records owned or used by the Seller in the conduct of its Business, including personnel, medical and accounting records, correspondence, governmentally required records, engineering data, designs, drawings, blue prints, plans, specifications, lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials and other written materials.

        1.52 Relevant Time of Inquiry. "Relevant Time of Inquiry" shall mean any point in time from and after the date of this Agreement and up to and including the Closing Date as of which any assessment or inquiry is made with respect to: (a) any of the disclosures made in the Disclosure Schedule; (b) any of the terms defined in this Agreement; or (c) any of the representations, warranties or covenants made in or pursuant to this Agreement.

        1.53 Retained Assets. "Retained Assets" shall mean the following assets of Seller as of the Closing Date which, although they may relate to the Businesses, are not Purchased Assets and are to be retained by Seller:

                (a)Seller's corporate name, Powerscreen USC Inc., Seller's franchise to be a corporation, articles of incorporation, bylaws, minute books, stock books, corporate seals and other corporate records having to do with the corporate organization and capitalization of Seller;

                (b)Seller' canceled checks, bank statements and tax returns;

                (c)Cash and cash equivalents;

                (d)The capital stock of the Seller;

                (e)Any refunds or credits with respect to any federal, state or local income taxes of the Seller or any other rights with respect to such taxes;

                (f)Insurance policies and rights under such policies, except to the extent any amounts or benefits are received with respect to events occurring prior to the Closing;

                (g)Rights of the Seller under those Contracts which are not Purchased Contracts; and

                (h)Rights of the Seller arising under or pursuant to this Agreement.

        1.54 Retained Liabilities. "Retained Liabilities" shall mean all obligations and liabilities of Seller as of the Closing Date other than the Assumed Liabilities, including without limitation (a) all obligations or liabilities arising out of the operation of the Business or the ownership of the Purchased Assets prior to the Effective Time of Closing; and (b) all obligations and liabilities of the Seller under the Contracts which are not Purchased Contracts, including obligations and liabilities under such Contracts arising after the Effective Time of Closing and in connection with the termination of such Contracts in anticipation of, in connection with, or as a result of the consummation of the transactions contemplated by this Agreement.

        1.55 Seller. "Seller" shall mean Powerscreen USC Inc., a Delaware corporation doing business under the name "USTC."

        1.56 Seller's Closing Certificate. "Seller's Closing Certificate" shall mean the Closing Certificate of the Seller and the Parent in substantially the form of Exhibit 6 attached to this Agreement.

        1.57 Seller's Counsel Opinion. "Seller's Counsel Opinion" shall mean the opinion of Brown, Todd & Heyburn PLLC in substantially the form of Exhibit 7 attached to this Agreement.



ARTICLE 2
PURCHASE AND SALE; PURCHASE PRICE

        2.1 Purchase and Sale. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement:

                (a)Purchase of Assets. Seller shall sell, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from the Seller, the Purchased Assets.

                (b)Closing Payment. Buyer shall make a cash payment in the amount of Forty-five Million and 00/100 Dollars (U.S. $45,000,000.00) ("Closing Payment") in the manner described in Section 2.3 of this Agreement.

                (c)Assumed Liabilities. Buyer shall assume and agree to pay and perform in accordance with and be bound by all of the covenants, terms and obligations under the Assumed Liabilities.

        2.2  Determination Purchase Price.

                (a)Purchase Price. The "Purchase Price" for the Purchased Assets shall be: (i) the amount of the Closing Payment; plus (ii) the amount of the Assumed Liabilities; minus (iii) the amount of the Net Worth Shortfall, if any (provided no such subtraction shall be made to the extent the same matter results in a subtraction under clause (iv) following); minus (iv) if the Interim Period EBITDA is less than the Minimum EBITDA, an amount determined in accordance with the method demonstrated below based upon the amount of the shortfall of the Interim Period EBITDA as compared to the Minimum EBITDA and the appropriate multiplier factor(s):

        Shortfall of Interim Period EBITDA
        As Compared to Minimum EBITDA                    Multiplier Factor

        $0 -$250,000                                                    0
        $250,001 - $500,000                                             2
        $500,001 - $750,000                                             4
        $750,001 - $1,000,000                                           6
        $1,000,001 or more                                              8

Example of Calculation:

   Assume Interim Period EBITDA of $5,900,000. Amount of variation is $530,000. The multiplier factors are: 0 on the first $250,000 of the shortfall; 2 on the next $250,000; and 4 on the last $30,000. EBITDA Purchase Price adjustment is calculated as follows:

                        $250,000 x 0 =           $      0
                         250,000 x 2 =            500,000
                          30,000 x 4 =            120,000
                                                ---------
                        Total Adjustment =       $620,000

                (b)  Definitions.  As used in this Agreement:

                      (i)"Book Value" shall mean, for any Purchased Asset, the amount equal to the book value of such Purchased Asset as of the Relevant Time of Inquiry, and for any Assumed Liability shall mean the book amount of such liability as of the Relevant Time of Inquiry.

                     (ii)"Closing Balance Sheet" shall mean the balance sheet of the Seller, as of the Closing Date, to be prepared by the Buyer following the Closing pursuant to Section 2.4(a) of this Agreement and as set forth in this Agreement. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles as consistently applied by the Seller and reflected in the March 31, 1998 adjusted balance sheet attached as
Exhibit 8 to this Agreement. By way of clarification: (A) the Closing Balance Sheet shall be prepared using only those accounting practices, policies and procedures set forth on Exhibit 9 attached to this Agreement; (B) where no specific practice, policy or procedure described on Exhibit 9 applies to any particular issue or circumstance arising in connection with the preparation of the Closing Balance Sheet, then generally accepted accounting principles will be applied in a manner consistent with the preparation of the March 31, 1998 adjusted balance sheet attached as Exhibit 8 to this Agreement; and (C) no value will be attributed to any Past Due Account to the extent it has not been collected in full as of the sixtieth (60th) day following the Closing Date; and (D) for purposes of determining the amount of the Inventory to be included on the Closing Balance Sheet, immediately following the Closing Date the parties will conduct a joint inventory count as of the Closing Date during which mutually agreed upon representatives of the Buyer and the Seller will be present. The quantity and dollar value of the Inventory included in the Purchased Assets will be mutually agreed upon between the parties by means of this joint inventory count process utilizing the policies set forth in Exhibit 9.

                      (iii)"Closing Financial Statements" shall mean the Closing Balance Sheet and the Interim Income Statement.

                      (iv)"Interim Income Statement" shall mean the income statement of the Seller for the twelve (12) month period ended July 31, 1998 to be prepared by the Buyer following the Closing pursuant to Section 2.4(a) of this Agreement and as set forth in this Agreement. The Interim Income Statement shall be prepared in accordance with generally accepted accounting principles as consistently applied by the Seller, except that: (A) the Interim Income Statement shall be prepared using only those accounting practices, policies and procedures set forth on Exhibit 9 attached to this Agreement; (B) where no specific practice, policy or procedure described on Exhibit 9 applies to any particular issue or circumstance arising in connection with the preparation of the Interim Income Statement, then generally accepted accounting principles will be applied in a manner consistent with the preparation of the income statement included in the 1998 Financial Statements; and (C) the Interim Income Statement need reflect only those items necessary for a presentation of the amount of Seller's earnings before interest, taxes, foreign currency transactions, product liability contingencies, depreciation and amortization for the period covered by the Interim Income Statement (the "Interim Period EBITDA").

                     (v)"Closing Net Worth" shall mean the amount by which the Book Value of the Purchased Assets exceeds the Book Value of the Assumed Liabilities, as reflected on the Closing Balance Sheet.

                     (vi)"Minimum EBITDA" shall mean an amount equal to Six Million Four Hundred Thirty Thousand and 00/100 U.S. Dollars (U.S. $6,430,000.00)

                     (vii)"Minimum Net Worth" shall mean $8,948,588, which is the amount by which the Book Value of the Purchased Assets exceeds the Book Value of the Assumed Liabilities reflected on Seller's March 31, 1998 adjusted balance sheet attached as Exhibit 8 to this Agreement.

                     (viii)"Net Worth Shortfall" shall mean the amount, if any, by which the Closing Net Worth falls short of the Minimum Net Worth.

        2.3 Closing Payment. At the Closing, the Buyer shall make the Closing Payment as follows:

                (a)The Buyer shall deliver the Escrow Deposit to the Escrow Agent to hold, invest and deliver in accordance with the terms of the Escrow Agreement; and

                (b)The Buyer shall deliver to the Seller, by a single wire transfer of immediately available funds to an account designated by the Seller in writing no less than five days prior to the Closing Date, an amount equal to the Closing Payment less the Escrow Deposit.

        2.4 Post-Closing Adjustments; Payment Adjustment.

                (a)Closing Financial Statements. As promptly as practicable following the Closing Date, the Buyer shall prepare or cause its independent accountants to prepare: (i) the Closing Financial Statements; and (ii) a calculation of the Closing Net Worth, the Interim Period EBITDA, the Net Worth Shortfall, if any, and the Purchase Price, based upon the Closing Financial Statements (the "Calculation"). The Calculation shall be prepared in accordance with the terms of this Agreement. The Buyer shall deliver to the Seller, as promptly as practicable after the Closing Date and, in any event, within sixty (60) calendar days after the Closing Date, the Financial Statements and the Calculation, together with all work papers and supporting documentation and explanation of any adjustments made.

                (b)Seller's Duties. As soon as is reasonably practicable following the Seller's receipt of the materials described in Section 2.4(a) of this Agreement and in any event within thirty (30) calendar days after receipt of such deliveries, the Seller shall comply with either Section 2.4(c) or
Section 2.4(d) of this Agreement and shall instruct its advisors to review the Financial Statements and the Calculation. For purposes of this exercise, the Buyer shall afford to the Seller and its advisors full and unobstructed access to all relevant books, records, information and personnel as reasonably necessary to enable the Seller to review the Financial Statements and the Calculation.

                (c)No Objection by Seller. If the Seller notifies the Buyer within the 30-day period provided in Section 2.4(b) that the Seller has no objection to the Closing Financial Statements or the Calculation, or if the Seller fails to provide any objection notice within that period, then the Seller shall be deemed to have accepted the Closing Financial Statements and the Calculation as delivered by the Buyer, and the amount paid by the Buyer pursuant to Section 2.3 of this Agreement shall be adjusted in the manner set forth in Section 2.4(g) of this Agreement.

                (d)Objection by Seller. If the Seller objects to any matter in the Closing Financial Statements or the Calculation in accordance with this Agreement, the Seller shall, within thirty (30) calendar days after receipt of the deliveries described in Section 2.4(a) of this Agreement: (i) notify the Buyer in writing of such objection; and (ii) deliver to the Buyer the calculation by the Seller of the amounts of the Closing Net Worth, Net Worth Shortfall, Interim Period EBITDA and the Purchase Price. If the Buyer agrees with the Seller's objection and the Seller's calculations, then the amount paid by the Buyer pursuant to Section 2.3 of this Agreement shall be adjusted in the manner set forth in Section 2.4(g) of this Agreement, based upon Seller's calculations. If the Buyer does not agree with the objection of the Seller or with the Seller's calculations, the Buyer shall, within thirty (30) calendar days after receipt of Seller's objection, notify the Seller in writing of such fact.

                (e)Independent Accountants. The disagreement between the Seller and the Buyer may then be submitted by either party for resolution to Ernst & Young LLP, or to such other firm of independent certified public accountants of national standing with an office in Baltimore, Maryland and which is not affiliated with the Buyer, the Seller or the Parent, and which is agreed to in writing by the Seller and the Buyer (the "Independent Accountants"). Each of the parties shall furnish, at its own expense, the Independent Accountants and the other parties with such documents and information as the Independent Accountants may request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant with appropriate copies or notification being given to the other party. The Independent Accountants may, at their discretion, conduct a conference concerning the disagreement with the Seller and the Buyer, at which conference each party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no hearings, oral examinations, testimony, depositions, discovery or other similar proceedings conducted by any party or by the Independent Accountants. The Independent Accountants shall determine the proportion of their fees and expenses to be paid by each of the Seller and the Buyer, based primarily on the degree to which the Independent Accountants have accepted the positions of the respective parties.

                (f)Decision. The Independent Accountants shall promptly render their decision on the question in writing and finalize the Closing Financial Statements and the Calculation of the Purchase Price. The decision of the Independent Accountants shall be final and binding on the parties.

                (g)Adjustments. In the event the Purchase Price as finally determined pursuant to this Section 2.4 of this Agreement is less than the amount of the Closing Payment, the Escrow Agent promptly shall pay to the Buyer out of the Escrow Deposit an amount equal to the difference between the Closing Payment and such Purchase Price, plus interest on such amount from the Closing Date until the date paid in full at an annual rate equal to the annualized rate of return earned on the Escrow Deposit from the Closing Date to the date of such distribution from the Escrow Deposit. Concurrent with such payment, the Escrow Agent shall distribute the balance of the Escrow Deposit to the Seller, but only to the extent such balance exceeds $1,000,000. The balance of the Escrow Deposit shall be retained and held by the Escrow Agent pursuant to this Agreement and the Escrow Agreement.


ARTICLE 3
OTHER AGREEMENTS

       3.1     Access and Cooperation.

                (a)Access. Upon reasonable notice, the Seller shall afford to the officers, employees, accountants, legal counsel and other representatives of the Buyer full access to all of the properties, books, contracts, commitments and records of the Seller.

                (b)Confidentiality Agreement. The Buyer and the Seller agree that, except as required by Law, the provisions of the Confidentiality Agreement shall remain in full force and effect; provided that, at the Effective Time of Closing, the Confidentiality Agreement, together with the June 9, 1998 indicative offer letter executed by and between Buyer and Seller, shall be deemed to have terminated without further action by the parties.

        3.2     Disclosure Schedule.

                (a)Disclosure Schedule. Contemporaneously with the execution and delivery of this Agreement, the Seller is delivering to the Buyer the Disclosure Schedule. Subject to Section 11.13 of this Agreement, the Disclosure Schedule is deemed to constitute an integral part of this Agreement and to modify the representations, warranties, covenants or agreements of the Seller contained in this Agreement to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedule.

                (b)Updates. Prior to the Closing Date, the Seller shall update the Disclosure Schedule as necessary by written notice to the Buyer to reflect any matters which occur from and after the date of this Agreement which, if existing on the date of this Agreement, would have been required to be described in the Disclosure Schedule. If requested by the Buyer, the Seller shall meet and discuss with the Buyer any change in the Disclosure Schedule made by the Seller which is, in the reasonable judgment of the Buyer, materially adverse in any matter to Buyer (a "Disclosure Schedule Change").
If the parties cannot resolve any differences regarding a Disclosure Schedule Change within a reasonable period of time (not to exceed ten (10) calendar days), either party may terminate this Agreement.

        3.3 Duties Concerning Representations. Each party to this Agreement shall: (a) to the extent within its control, use reasonable efforts to cause all of its representations and warranties contained in this Agreement to be true and correct in all material respects on the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date; (b) use reasonable efforts to obtain any third party consents or approvals required by this Agreement; and (c) use reasonable efforts to cause all of the conditions precedent set forth in Articles 7 and 8 of this Agreement to be satisfied.

        3.4 Deliveries of Information; Consultation. From time to time prior to the Closing Date:

                (a)Deliveries by the Seller. The Seller shall furnish promptly to the Buyer: (i) the monthly financial statements of the Seller (as prepared by the Seller in accordance with their normal accounting procedures) promptly after such financial statements are available; (ii) a summary of any action taken by the Seller's Board of Directors, or any committee thereof or by the Parent as the sole shareholder of the Seller; and (iii) all other information concerning the operations, properties and personnel of the Seller as the Buyer may reasonably request.

                (b)Consultation. The Seller shall confer and consult with representatives of the Buyer on a periodic basis to report on operational matters of the Seller and the general status of ongoing business operations of the Seller.
                (c)Acquisitions. The Seller shall notify the Buyer immediately: (i) of any Acquisition Proposal; (ii) of any request from any Person for confidential information concerning the business of the Seller; and
(iii) if any Person seeks to initiate or continue any discussions or negotiations with the Seller concerning a Competing Transaction or an Acquisition Proposal.

        3.5     Acquisition Proposals.

                (a)Definitions. As used in this Agreement, the following terms shall have the meanings specified:

                     (i)"Acquisition Proposal" shall mean any inquiry, proposal or offer relating to a Competing Transaction; and

                     (ii)"Competing Transaction" shall mean any or all of the following, other than the transactions described in this Agreement or any other transaction between the Buyer and the Seller (except where the transactions contemplated by this Agreement have not been consummated because of a failure of the Buyer to meet any or all of the conditions precedent set forth in Article 8 of this Agreement: (A) a merger, share exchange, consolidation, reorganization, combination or similar transaction which involves or affects the Seller; or (B) a sale, transfer or other disposition of all or substantially all of the assets of the Seller in a single transaction or a series of related transactions; or (C) a sale, exchange offer or tender offer for, or acquisition by any Person or group of Persons of, beneficial ownership of any outstanding shares of stock of the Seller in a single transaction or series of related transactions; or (D) a public announcement of a proposal, plan, intention or agreement to do any of the foregoing.

                (b)Acquisition Proposals. Neither the Parent nor the Seller shall, and shall cause their respective shareholders, officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained or engaged by that party) not to: (i) initiate, solicit, or encourage any inquiries concerning an Acquisition Proposal or a Competing Transaction; (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal or a Competing Transaction; or (iii) facilitate any effort or attempt to make or implement an Acquisition Proposal; or (iv) consummate, agree or commit to consummate an Acquisition Proposal or a Competing Transaction. The Parent and the Seller shall immediately cease or cause to be terminated any existing activities, discussions or negotiations with any Person with respect to any of the foregoing activities. The covenants set forth in this Section 3.5(b) shall lapse, expire and be of no further force or effect upon the termination of this Agreement prior to the Closing if such termination is caused by the Buyer's failure to meet any or all of the conditions precedent set forth in
Article 8 of this Agreement.

                (c)Fees. In consideration of the substantial expenditures of time, effort and expense undertaken and to be undertaken by the Buyer in connection with the consummation of the transactions contemplated by this Agreement, and notwithstanding any provision to the contrary in this Agreement, Seller shall pay to Buyer the amount of $1,000,000 upon a termination of this Agreement without prejudice to the right of Buyer to seek damages in excess of that amount, if such termination results from the Closing of any Competing Transaction, or is followed by Seller or Parent or both entering into, executing, agreeing to or closing any Competing Transaction on or prior to February 28, 1999.

        3.6 Public Announcements. Subject to each party's disclosure obligations imposed by Law, the Buyer, the Seller and the Parent will cooperate and consult with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated by this Agreement and shall not issue any press release or public statement without the approval of the other parties, which approval shall not be unreasonably withheld. Seller and Parent acknowledge that Buyer is a public company, and Buyer acknowledges that Parent is a public company. As public companies, Buyer and Parent are subject to legally required disclosures, which may require either or both of them to make one or more public announcements regarding this Agreement on very short notice. Under such circumstances, the disclosing party will exercise reasonable efforts to comply with the foregoing provisions of this Section 3.6 of this Agreement, but the disclosing party has the right to proceed with any public announcement without prior approval if the disclosing party is unable to obtain such approval at a time when the disclosing party, on the advice of counsel, has made a good faith determination that it is necessary to issue such public statement.

        3.7 Retained Liabilities. Except as otherwise specifically provided for in this Agreement, Buyer is not assuming any liabilities or obligations of Seller, and Seller shall pay, perform in accordance with, be bound by and satisfy all of the Retained Liabilities in the ordinary course of business.

        3.8 Access to Records and Employees.

                (a)Definitions. As used in this Agreement, the following terms shall have the meanings specified:

                     (i)"Buyer Records" shall mean all books, documents and records which are part of the Purchased Assets and relate to the period prior to the Closing Date, including personnel records, accounting records, correspondence, manuals, engineering data, designs, drawings, blueprints, plans, specifications, lists, customer lists, computer media, software and software documentation, sales literature, catalogues, promotional items, advertising materials and other written materials.

                     (ii)"Seller Records" shall mean all books, documents and records owned by the Seller or the Parent, which primarily relate to the Business but which are not included in the Purchased Assets.

                (b)Buyer Records. Until January 1, 2004, the Buyer agrees to permit the Seller, and their attorneys, accountants, agents and designees, such access to, and right to copy, such Buyer Records as the Seller may deem reasonably necessary or reasonably desirable. Any such examination and copying shall be at the expense of the Seller, shall be performed at the place where the Buyer Records are regularly maintained by the Buyer and shall not unreasonably interfere with the normal business activities of the Buyer. The Buyer shall notify the Seller if at any time prior to January 1, 2004 it intends to destroy any or all of the Buyer Records and the Seller shall have the right to review and remove the Buyer Records at the Seller's expense.

                (c)Seller Records. Until January 1, 2004, the Seller agrees to permit the Buyer, and its attorneys, accountants, agents and designees, such access to, and right to copy, such Seller Records as the Buyer may deem reasonably necessary or reasonably desirable. Any such examination and copying shall be at the expense of the Buyer, shall be performed at the place where the Seller Records are regularly maintained by the Seller and shall not unreasonably interfere with the normal business activities of the Seller. The Seller shall notify the Buyer if at any time prior to January 1, 2004 the Seller intends to destroy any or all of the Seller Records, and the Buyer shall have the right to review and remove any of the Seller Records at the Buyer's expense.

                (d)Buyer's Employees. Until January 1, 2004, the Buyer shall afford the Seller and the Parent access to those employees of the Buyer who were employees of the Seller prior to the Closing Date. Any such access shall be: (i) at the request of the Seller or Parent, as the case may be; (ii) scheduled and provided on a reasonable basis taking into account the business requirements of the Buyer; and (iii) for any proper business purpose of the Seller or Parent, as the case may be. The Seller or Parent, as the case may be, shall pay all reasonable out-of-pocket expenses, excluding wages and salaries, incurred by the Buyer in connection with this Section 3.8(d) of this Agreement.

        3.9 Referrals and Deliveries. After the Closing, the Seller shall immediately:
        (a) deliver to the Buyer, in the form received with the addition of any required endorsements by the Seller, any cash, checks, or other payments received by the Seller which belong to the Buyer; (b) refer to the Buyer any and all inquiries from customers or suppliers of the Seller or other Persons relating to the business of the Seller; and (c) deliver to the Buyer all purchase orders received by the Buyer relating to the businesses of the Seller.

        3.10 Risk of Loss. All risk of loss and rights to insurance proceeds with respect to the Purchased Assets shall remain with the Seller until the Effective Time of Closing. All risk of loss shall pass to the Buyer effective as of the Effective Time of Closing.

        3.11 Allocation of Purchase Price. The Purchase Price shall be allocated among the classes of Purchased Assets in accordance with Section 1060 of the Code as mutually agreed between the parties and set forth on a schedule to be mutually executed at Closing. The Buyer and the Seller shall cooperate with each other in the preparation and filing of IRS Form 8594 in connection with such allocation. Neither the Buyer nor the Seller shall take any position (whether in financial statements, audits, tax returns or otherwise) which is inconsistent with such allocation of the Purchase Price unless required to do so by applicable Law.

        3.12 Employee Matters.

                (a)Employee Information. Within five (5) days after the date of this Agreement, Seller shall provide to Buyer a full and complete summary of employment information concerning all employees actually employed in the Business as of the date of this Agreement (including those on leave of absence or layoff status (collectively the "Seller Employees"), including, for each such Seller Employee, name, job title, any job description, rate of pay, hire date, job classification (i.e., full time or part time), participation in Employee Benefit Plans, social security number, and additional information specified under Section 4.16(a) of this Agreement. Such information shall be updated by the Seller as of the Closing Date.

                (b)Seller Employees. Prior to the Closing, the Seller shall terminate the employment of all of the Seller Employees, effective as of the
Effective Time of Closing.   With the exception of the Seller Employees
identified on the Schedule as the persons whom the Seller desires to retain in its employment, Buyer shall offer employment to each of the Seller Employees effective as of the Effective Time of Closing in their present or comparable positions and with base salaries or hourly wages at least equal to the base salaries or hourly wages, as the case may be, paid by the Seller to such Seller Employees as of the Closing Date. Any Seller Employee who accepts Buyer's employment offer will be eligible to participate in employee benefit plans sponsored and maintained by the Buyer, subject to any applicable waiting periods. For purposes of vesting requirements provided under the Buyer's plans, Seller Employees who accept employment with the Buyer will receive credit for employment service with the Seller. Notwithstanding the foregoing, Buyer shall not hire, with an effective date of hiring prior to the Closing Date, any Seller Employee, and Buyer shall have no obligation to hire any Seller Employee who refuses to take or fails a drug screening test administered by the Buyer in accordance with its policies and practices.

     It is further expressly understood and agreed that, subject to Buyer's compliance with its obligation to offer employment to each Seller Employee pursuant to this Section 3.12(b), the Buyer is not assuming any union contracts, collective bargaining agreements, any liabilities or obligations under any Employee Benefit Plan, including without limitation any severance benefits that might arise under an Employee Benefit Plan or COBRA as a result of Seller's termination of such Seller Employee's employment pursuant to this
Section 3.12(b) of this Agreement or otherwise, or any other obligations of the Seller to any of the Seller Employees, whether existing prior to or arising as a result of the consummation of the transactions contemplated by this Agreement. Any and all such matters shall be "Retained Liabilities" and shall remain the Seller's sole responsibility and obligation. However, to the extent any such liability or obligation results from Buyer's failure to offer employment to one or more Seller Employees as required by this Section 3.12(b), then such liabilities and obligations shall be deemed "Assumed Liabilities" for all purposes under this Agreement and the Buyer shall be fully responsible for such liabilities and obligations.

                (c)WARN Act Matters. The Buyer covenants and agrees with the Seller that the Buyer will offer employment to a sufficient number of the Seller Employees as of the Effective Time of Closing, and will maintain a sufficient number of such Seller Employees in its employment during the 60 days following the Closing Date, so that the consummation of the transactions contemplated by this Agreement will not give rise to a "plant closing" or a "mass layoff" (as those terms are defined in the U.S. Worker Adjustment and Retaining Notification Act of 1988, as amended (the "WARN Act")), as of or prior to the Closing Date. For purposes of this Agreement, the Closing Date is the "Effective Date" as that term is defined and used under the WARN Act.

        3.13 Effective Time of Closing. The parties agree that the transactions described in this Agreement shall be deemed effective as of 11:59 P.M., Central Time, on the Closing Date (the "Effective Time of Closing").

        3.14 Use of Name. On the Closing Date, Seller shall take all appropriate legal and other steps to discontinue use of "USTC Inc.," "United States Truck Crane," "US Truck Crane" and all other "doing business as" names, "fictitious names," or trade names used by Seller or its predecessors in connection with the Business and all confusingly similar names.

        3.15 Intention. It is the intention of the parties that the Purchased Assets shall include all of the tangible and intangible assets owned by the Seller and used in or necessary for the operation of the Businesses on the date of this Agreement and as of the Closing Date, excepting therefrom only the Retained Assets and assets disposed of by the Seller in the ordinary course of the Business between the date of this Agreement and the Closing Date, and including any assets acquired by the Seller for use in the Business after the date of this Agreement and on or prior to the Closing Date.

        3.16 Nonassignable Purchased Contracts and Existing Permits. To the extent that the assignment of any Purchased Contract or Existing Permit to the Buyer pursuant to this Agreement shall require the consent of any other Person, this Agreement shall not constitute a contract to assign the same if an attempted assignment would constitute a breach of such Purchased Contract or Existing Permit. The parties shall use their mutual reasonable efforts and cooperation to obtain any consent necessary to any such assignment. If any such consent is not obtained, the parties will cooperate in any reasonable arrangement to assure, as nearly as practicable, that they are in the same position as they would have been had the required consent been obtained.

        3.17 Real Property.

             (a)Definitions. As used in this Agreement, the following terms shall have the meanings specified:

                    (i)"Survey" shall mean a certified survey map prepared by a registered land surveyor jointly selected by the Seller and the Buyer which shall be sufficient to enable the Title Company to eliminate all survey exceptions relating to the surveyed Real Property other than Permitted Liens and shall include those matters required to be included on a land survey in accordance with the minimum standards and detail requirements for land title surveys as jointly established and adopted by the American Land Title Association and the American Congress of Surveying and Mapping according to the 1992 Standards for an Urban Survey and showing the following items (whether covered by the minimum standard and detail requirements specified above or not): (A) all courses and distances of the boundaries and the legal description of the surveyed Real Property ; (B) the location and dimensions of all improvements and their relation to lot lines and set back and building line requirements (whether such requirements are imposed by Law or Lien); (C) the location of all rights of way, water courses and easements of record, whether above or (if possible) under the ground; (D) any encroachments by the buildings, structures or other improvements located on the surveyed Real Property over lot lines, building lines, easements, roadways, rights of way or other real property interests in the adjoining lands; and (E) any encroachments by buildings, structures or other improvements located on adjoining properties onto the surveyed Real Property.

                (ii)"Title Commitments" shall mean binding commitments issued by the Title Company for the issuance of 1970 Form B American Land Title Association owners form of title insurance policies with extended coverage, insuring the title in each parcel of the Real Property to be in accordance with the terms of this Agreement, subject only to Permitted Liens.

                 (iii)"Title Company" shall mean Chicago Title Insurance Company or such other title insurance company which may be jointly selected by the Buyer and the Seller.

                (b)Deliveries Prior to Closing. At least ten (10) calendar days prior to the Closing Date, the Seller shall: (i) cause the Title Company to deliver to the Buyer the Title Commitments, together with copies of all recorded documents affecting the Real Property; and (ii) deliver to the Buyer a Survey of each parcel of the Real Property.

                (c)Deliveries at Closing. On the Closing Date, the Seller shall cause the Title Company to issue and deliver to the Buyer executed title insurance policies, each dated as of the Closing Date, which title insurance policies shall: (i) be in the amount for each parcel of the Real Property which is set forth in the Disclosure Schedule; and (ii) insure that title to the Real Property is in accordance with the provisions set forth in this Agreement and in the Title Commitments.

                (d)Exceptions. If the Title Commitments or the Surveys disclose the existence of a Lien which is not a Permitted Lien, the Seller shall be fully liable therefor. In addition to other remedies which the Buyer may have, the Buyer may require the Seller to: (i) remove or cure such Lien on or prior to the Closing Date; (ii) pay to the Buyer an amount agreed to by the Buyer and the Seller as fair compensation for the fact that such Lien exists; or (iii) cause the Title Company to expressly insure over such Lien by an endorsement satisfactory in form and substance to the Buyer and its counsel.

                (e)Expenses. The Buyer and the Seller shall share equally the costs, expenses and premiums for the Surveys, the Title Commitments and the title insurance policies issued pursuant to the Title Commitments.

        3.18    Noncompetition.

                (a)Noncompetition. The Parent and the Seller jointly and severally agree that, if the transactions contemplated by this Agreement are consummated, they will not, directly or indirectly, for the period of three
(3) years from and after the Closing Date with respect to the Parent and for the period of five (5) years from and after the Closing Date with respect to the Seller, in the United States of America and such other countries in which the Seller has sold products in the one-year period immediately preceding the Closing Date, own, manage, operate, control, participate in, consult with, or be connected in any manner with, the operation, ownership, management or control of any enterprise which offers products or services that are competitive with any products or services offered by the Business to its customers.

                (b)Exception. Notwithstanding the provisions of Section 3.18(a) of this Agreement, neither the Parent nor the Seller shall be prohibited from owning or acquiring securities of any corporation or other business enterprise that may be engaged in activities described in 3.18(a), provided that: (i) no affiliate of the Parent or the Seller is an officer, director or employee of, or consultant to, such corporation or business enterprise; (ii) such securities are held by the Parent or the Seller for investment purposes only and represent less than five percent (5%) of the total equity interests of such corporation or business enterprise; and (iii) such securities are listed on a national or international securities exchange or are regularly quoted in the over the counter market by one or more members of the National Association of Securities Dealers. Moreover, the provisions of Section 3.18(a) of this Agreement shall not be deemed to limit or restrict in any manner the authority of the Parent, directly or indirectly through one or more subsidiaries, to carry on the business of designing, manufacturing, distributing, selling and servicing self-propelled, hydraulic, materials handling units designed to be carried by and used in conjunction with truck trailers carried on by the Parent's subsidiary, Moffett Engineering Ltd. (the "Moffett Business"); provided that, for a period of one year following the Closing Date, the Parent will not, and will cause its subsidiaries not to, solicit, encourage or contract with any Seller Dealer (as that term is defined below) to carry any inventory, advertise, market, distribute, sell or offer for sale, or otherwise promote for sale any products manufactured by the Moffett Business. For purposes of this Section 3.18(b), a "Seller Dealer" shall mean any person who, within the one-year period prior to the Closing Date, has carried any inventory, advertised, marketed, offered for sale, sold or otherwise promoted the sale of any product manufactured or offered for sale by the Seller in the course of its conduct of the Business.

        3.19HSR Act.  The Buyer and the Seller shall each:  (a) within five
(5) business days after the execution of this Agreement, file with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission the pre-merger notifications required by the HSR Act from such party, requesting early termination of the waiting periods thereunder;
(b) promptly respond to inquiries to such party from such Persons in connection with such filings; and (c) cooperate fully with one another in the preparation of such filings and responses.

        3.20 Accounts. The Buyer covenants and agrees that, following the Closing Date, it will utilize methods of collection for the Accounts included in the Purchased Assets which are consistent with the historic methods of collection utilized by the Seller in the conduct of the Business prior to the Closing Date. With respect to any of the Past Due Accounts which are attributed zero value for purposes of the Closing Balance Sheet, and with respect to any Accounts which are not collected and with respect to which the Buyer receives an indemnity payment from the Seller pursuant to Article 9 of this Agreement, the Buyer shall assign such Accounts to the Seller within five business days of receiving such indemnity payment.

        3.21Existing Litigation. The parties agree and acknowledge that the matters disclosed on the Disclosure Schedule as Existing Litigation are Retained Liabilities. The Seller agrees to undertake full conduct and control of all of the proceedings, settlement discussions and litigation with respect to such matters (which shall include, but not be limited to, the Seller's choice of counsel and other experts and/or professional advisers), provided that:

                (a)The Seller shall keep the Buyer reasonably informed of developments and progress in those matters and shall allow the Buyer's representatives and/or advisers to attend any conferences or meetings relevant to those matters;

                (b)The Buyer shall supply and/or make available, at the reasonable expense of the Seller (but excluding the Buyer's allocable overhead costs), all research information and personnel which the Seller may reasonably request in order to assist in the defense of any of the Existing Litigation and shall not make any admissions of liability in respect thereof; and

                (c)With respect to the case of Diane I. Pasquale v. JLG Industries, et. al. and the matter involving Alodio Hernandez and Evans Carpentry, LLC, each of which is described in the Disclosure Schedule as Existing Litigation, within five business days of the Buyer's receipt of written notice from the Seller that the matter has been settled or otherwise determined at first instance, the Buyer shall pay to the Seller in cash an amount equal to the costs, fees, disbursements, settlement amounts and judgments (including reasonable attorney's fees) incurred by the Seller in connection with that matter, up to an aggregate maximum amount for both matters of One Million and 00/100 U.S. Dollars (U.S. $1,000,000.00).

        3.22 Parent Shareholder Circular. If required by applicable Law or rules and regulations of any stock exchange on which shares of stock of the Parent are traded, Parent and Seller shall, promptly following the execution of this Agreement, prepare and distribute a circular to Parent's shareholders describing the transactions contemplated by this Agreement and seeking shareholder approval of the same. Buyer shall provide publicly available information about itself which the Seller is required to include in any such circular or supplement thereto under applicable laws, rules and regulations, and otherwise shall cooperate reasonably with the Seller and the Parent in conjunction with completing the circular and obtaining the shareholder approval.

        3.23 Cash Management of Seller. The Buyer agrees and acknowledges that the Seller is entitled to distribute to its immediate parent company and ultimately the Parent all after tax income earned by Seller from and after March 31, 1998 and up to and including the Closing Date. Buyer further acknowledges that the Seller will employ practices designed to generate cash that can be so distributed, which may not be entirely consistent with Seller's past practices. In this regard, the Seller may accelerate collection efforts on the Accounts and it may slow payment on trade payables as compared to Seller's historic practices. However, the Seller will not engage in any extraordinary or novel practices, including without limitation offering special discounts for advance or accelerated payment terms or reducing prices in a manner inconsistent with market developments. Moreover, Seller will not employ any such special practices to the extent they might have a material adverse effect on the financial condition or future operations of the Business. Without limiting the generality of the foregoing, the Seller agrees that it will not slow payment of trade payables beyond the point where the average duration is more than 60 days or (calculated in accordance with Exhibit 10 attached to this Agreement) pay any dividends or make any other distributions if, after giving effect thereto, stockholders equity would fall below stockholders equity at March 31, 1998 as reflected in the 1998 Financial Statements.




ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLER

          Each of the Parent and the Seller hereby jointly and severally represents and warrants to the Buyer that:

       4.1     Organization; Business.

          (a)     Organization; Qualification.

                    (i) Seller is a corporation duly and validly organized and existing and in good standing under the Laws of the State of Delaware. The Parent indirectly (through one or more subsidiaries) owns all of the issued and outstanding shares of capital stock of the Seller; and except pursuant to the Parent's Security (which will be released at Closing), there are no other Persons who hold any interests in any capital securities of the Seller or other rights in the Seller which, in either case, would entitle them to any voting rights with respect to the Seller's sale of the Purchased Assets pursuant to this Agreement.

                    (ii) The Seller is duly qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which either the ownership or use of the Purchased Assets or the operation of the Business requires such qualification. The Disclosure Schedule contains a list of all states and foreign jurisdictions where the Seller is so qualified.

                (b) Power. The Seller has the full corporate power and authority and all franchises, permits, licenses, approvals, authorizations, registrations, grants and orders necessary to carry on the Business as it is now conducted, to own, lease and operate the Purchased Assets and to perform all of its obligations under the Contracts.

                (c) Properties. The Seller owns or has the right to use all property, real or personal, tangible or intangible, which is necessary for the operation of the Business as presently conducted by the Seller.

        4.2     Authorization; Enforceability.

                (a) Parent. The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Parent are within the corporate power of Parent and have been duly authorized by all necessary corporate action by Parent.

                (b) Seller. The execution, delivery and performance of this Agreement and all of the documents and instruments required by this Agreement to be executed and delivered by Seller are within the corporate power of Seller and have been duly authorized by all necessary corporate action by Seller.

                (c) Enforceability. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by the Parent or the Seller will be, when so executed and delivered, the legal, valid and binding obligations of each of them, enforceable against each of them in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

        4.3     No Violation or Conflict.

                (a) No Violation. Subject to compliance with the HSR Act and to shareholder approval requirements of the Parent imposed by the Laws of England and Wales or rules and regulations of the London or Irish Stock Exchanges, the execution, delivery and performance of this Agreement by the Parent and the Seller do not and will not, directly or indirectly (with or without notice or lapse of time):

                    (i) Contravene, conflict with or violate any Law, the Articles of Incorporation or Bylaws of the Parent or the Seller;

                    (ii) Contravene, conflict with or violate or give any governmental body or any other Person the right to challenge the consummation of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law or any judgment, order or decree to which either of the Parent or the Seller or any of the Purchased Assets may be subject;

                    (iii) Contravene, conflict with, violate or breach any provision, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contract;

                    (iv) Result in the imposition or creation of any Lien upon or with respect to the Purchased Assets; or

                    (v) To Seller's Knowledge, disrupt or impair any material relationship with any supplier, customer, distributor, sales representative or employee of the Seller.

                (b) Consents. Except as set forth in the Disclosure Schedule, neither the Parent or the Seller is or will be required to give any notice or obtain any consent or approval from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby.

         4.4     Financial Information; Books and Records.

                (a) Financial Statements. The Seller has delivered to Buyer all of the Financial Information. The 1998 Financial Statements (and notes) fairly present the financial condition and the results of operations of the Seller as at the date to which they were prepared and on the basis on the accounting practices and policies described in the notes thereto, all in accordance with generally accepted accounting principals applied in a manner consistent with the preparation of the 1997 Financial Statements. The interim financial statements as of and for the period ended July 31, 1998 included in the Financial Information were prepared using policies, practices and procedures consistent with those used in the preparation of the monthly unaudited financial statements of the Seller for the period comprised within the 1998 Financial Statements, except that there has been no physical inventory, no year-end tax and deferred tax calculations, no foreign currency adjustments, no product liability contingencies, no audit adjustments and no footnotes (the effect of which footnotes would not, individually or in the aggregate, have a material adverse effect). On such basis and taken as a whole, such interim financial statements present fairly in all material respects the financial condition and results of operations of the Business as of July 31, 1998 and for the period then ended.

                (b) Accounting Books.  The accounting books and records of the
Seller: (i) are maintained in a manner consistent with past practice; (ii) have recorded therein all material properties and assets and liabilities of the Seller; and (iii) reflect all material transactions entered into by the Seller or to which the Seller is a party.

                (c) Bank Accounts. The Disclosure Schedule sets forth the name of each bank in which the Seller has an account or safe deposit box or with which the Seller has an arrangement for safekeeping.

        4.5     Assets.

                (a) Title. The Seller owns good and valid title to all of the Purchased Assets, free and clear of any and all Liens except: (a) the Existing Liens as of the Relevant Time of Inquiry; and (b) the Permitted Liens
on the Closing Date.   Seller is in sole possession of, and has sole control
of, the Purchased Assets. All of the tangible Purchased Assets are physically located on the Real Property. Except as set forth on the Disclosure Schedule, none of the Purchased Assets is leased, rented, licensed or otherwise not owned by Seller.

                (b) All Assets. The Purchased Assets include all assets of the Seller which are used in the operation of the Business, excepting therefrom only the Retained Assets.

                (c) Buildings and Equipment. The Buildings and Equipment, taken as a whole, are in such operating condition and repair which is adequate for the purposes for which they are being used by the Seller in the conduct of the Business. No asset necessary to the operation of the Business as presently conducted is in need of maintenance or repair, except for routine maintenance and repairs that are not material in nature and do not involve costs in excess of $25,000 in any single instance.

                (d) Inventory. The Inventory is at a level consistent with the normal practices of the Businesses.

                (e) Investments. Except for the Existing Investments, Seller neither owns, nor has any right or obligation to acquire, any Investment.

                (f) Accounts. Subject to the Buyer's fulfillment of its covenants and agreements under Section 3.16 and Section 3.20 of this Agreement, all of the Accounts have arisen from bonafide transactions by the Seller in the ordinary course of business and, to the extent not previously collected, are fully collectible within 120 days of their respective due dates, except to the extent reserved against in the Financial Information or on the Closing Balance Sheet and except for the Past Due Accounts.

        4.6 Contingent and Undisclosed Liabilities. Except pursuant to the deposit and collection of checks in the ordinary course of business, Seller has not guaranteed or become a surety for or is otherwise contingently liable for the obligations of any other Person. Seller has no liabilities, obligations or indebtedness of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise), other than those: (a) for which a provision or note has been made in the 1998 Financial Statements; or
(b) which arose in the ordinary course of business since March 31, 1998; or
(c) which are disclosed on the Disclosure Schedules.

         4.7      Taxes.

                (a) Tax Returns. Except as disclosed on the Disclosure Schedule, Seller has timely and properly filed all federal, state, local and foreign tax returns (including but not limited to income, franchise, sales, payroll, employee withholding and social security and unemployment) which were required to be filed. Seller has delivered to Buyer copies of all such income tax and other material tax returns which have been filed since May 22, 1996. All such tax returns are true, complete and correct.

                (b) Payment of Taxes. Seller has paid or made provision for all federal, state, local, foreign or other governmental charges that may or could follow the Purchased Assets or otherwise affect Buyer after the consummation of the transactions contemplated in this Agreement.

                (c) Tax Liens. There are no tax Liens upon any of the Purchased Assets, except for Liens for current taxes not yet due and payable.

                (d) Withholding. Seller has properly withheld and timely paid all withholding and employment taxes which it was required to withhold and pay relating to salaries, compensation and other amounts heretofore paid to its employees or other Persons. All Forms W-2 and 1099 required to be filed with respect thereto have been timely and properly filed.

        4.8 Absence of Certain Changes. Except as set forth in the Disclosure Schedule, since July 31, 1998, there has not been any:

                (a) Material adverse change in the financial condition, properties, liabilities, business or results of operations of the Seller;

                (b) Damage, destruction or loss which has materially and adversely affected the financial condition, properties, business, results of operation or prospects of the Seller or the Purchased Assets (whether or not covered by insurance); or

                (c) Transactions by of the Seller outside the ordinary course of business, except for the transactions contemplated by this Agreement.

        4.9     Existing Plans.

                (a) Existing Plans. The Disclosure Schedule contains a complete
and accurate list of all Existing Plans.   Except for the Existing Plans,
Seller neither maintains, nor is it bound by, any Employee Benefit Plan. All of the Existing Plans which are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to be "qualified" within the meaning of the Code, and there are no facts which would adversely affect the qualified status of any of the Existing Plans.

                (b) ERISA. There is no accumulated funding deficiency, within the meaning of ERISA or the Code, in connection with the Existing Plans and no reportable event, as defined in ERISA, has occurred in connection with any Existing Plan. The Existing Plans have not, nor has any trustee or administrator of the Existing Plans, engaged in any prohibited transaction as defined in ERISA or the Code. Seller is not contributing to, nor has Seller ever contributed to, any multi-employer plan, as defined in ERISA.

                (c) Terminated Plans. Seller has never terminated an employee pension plan as defined in Section 3(2) of ERISA.

        4.10    Compliance with Law.

                (a) Operations. Seller's present and past operation of the Business and the Purchased Assets is and has been in compliance with all
Existing Permits and Laws in all material respects.   Seller is not currently
the subject of an inspection or inquiry regarding violations or alleged violations of any Law by any federal, state, local or other governmental agency.

                (b) Events. No event has occurred or circumstance exists that (with or without notice or lapse of time): (i) may constitute or result in a violation by the Seller of, or a failure on the part of the Seller to comply with, any Existing Permit or Law; or (ii) may give rise to any obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                (c) Existing Permits.  The Disclosure Schedule contains a
listing of each Existing Permit.   Each Existing Permit is valid and in full
force and effect, and such Existing Permits collectively constitute all of the permits, licenses, approvals, qualifications, permissions or authorizations necessary to permit the Seller lawfully to conduct and operate the Business in the manner currently conducted and to permit the Seller to own and use the Purchased Assets in the manner in which it currently owns and uses such assets.

        4.11 Litigation. Except for the Existing Litigation: (a) there is no litigation, arbitration, proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Seller, proposed or threatened, against or relating to the Seller or the Purchased Assets, nor is there any basis Known to the Seller for any such action; and (b) there are no actions, suits or proceedings pending or, to the Knowledge of Seller, proposed or threatened, against the Seller by any Person which question the legality, validity or propriety of the transactions contemplated by this Agreement. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to the Existing Litigation.

        4.12 Existing Contracts. Except for the Existing Contracts listed on the Disclosure Schedule, there is no Contract to which Seller is a party or by which Seller is bound which:

               (a) Involves the performance of services or delivery of goods or materials by the Seller of an amount or value in excess of $25,000;

               (b) Involves the performance of services or delivery of goods or materials to the Seller of an amount or value in excess of $25,000;

               (c) Was not entered into in the ordinary course of business and involves expenditures or receipts of the Seller in excess of $25,000;

               (d) Is a lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 and with terms of less than one year);

               (e) Is a licensing agreement or other Contract with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intangible Assets;

               (f) Is a joint venture, partnership or other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by either Seller with any other Person;

               (g) Contains covenants that in any way purport to restrict the operation of the Business or limit the freedom of the Seller to engage in any line of business or to compete with any Person or otherwise restricts the right of the Seller to use or disclose any information in its possession;

               (h) Provides for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

               (i) Is a power of attorney that is currently effective and outstanding;

               (j) Was entered into other than in the ordinary course of business and contains or provides for an express undertaking by the Seller to be responsible for consequential damages;

               (k) Commits capital expenditures in excess of $25,000;

               (l) Is a warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Seller other than in the ordinary course of business;

               (m) Is a labor union contract;

               (n) Is a management, consulting, employment, personal service, agency or other contract providing for employment or rendition of services and which: (i) is in writing; or (ii) creates other than an at will employment relationship; or (iii) provides for any commission, bonus, profit sharing, incentive, retirement, consulting or additional compensation; or (iv) contains any termination or severance pay obligations or liabilities;

               (o) Is an agreement for the storage, transportation, treatment or disposal of any hazardous waste or hazardous byproduct;

               (p) Is an agreement with the Seller or any subsidiary or affiliate thereof, or with any director, officer, employee or shareholder of the Parent, the Seller or any subsidiary or affiliate thereof;

               (q) Is an agreement with any agent, dealer, distributor, sales representative or manufacturer's representative for any of the products of the Seller;

               (r) Is an agreement, note or other evidence of any Indebtedness of the Seller;

               (s) Is any other agreement which: (i) involves an amount in excess of $25,000; or (ii) is not in the ordinary course of business; and

               (t) Is any other written or unwritten agreement that is material, either in amount or significance, to the ongoing operation of the Business.

        4.13 Performance of Contracts. To the Knowledge of Seller, each Existing Contract is in full force and effect and is valid and enforceable in accordance with its terms. Except as set forth on the Disclosure Schedule:

                (a) The Seller is in material compliance with all applicable terms and requirements of each Contract under which it has or had any obligation or liability or by which the Seller or any of the Purchased Assets is or was bound;

                (b) Each other Person that has or had any obligation or liability under any Contract under which the Seller has or had any rights is in material compliance with all applicable terms and requirements of such Contract;

                (c) No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract;

                (d) To the Knowledge of the Seller, the Seller has neither given to nor received from any other Person, at any time since June 30, 1998, any notice or other communication (whether oral or written) regarding any actual or alleged violation or breach of, or default under, any Contract; and

                (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Seller under current or completed Contracts with any Person other than in the ordinary course of business and, to the Knowledge of Seller, no such Person has made written demand for such renegotiation.

        4.14    Existing Insurance Policies.

                (a) Deliveries. Seller has delivered to Buyer accurate summaries of the Existing Insurance Policies, all pending applications for an insurance policy to cover the Purchased Assets and any statement by the auditor of Seller's financial statements with regard to the adequacy of the insurance coverage provided by the Existing Insurance Policies.

                (b) Existing Insurance Policies.  The Existing Insurance
Policies: (i) are valid, outstanding and enforceable; (ii) taken together, are considered by Seller to provide adequate insurance coverage for the Purchased Assets for all risks normally insured against by a Person carrying on the same business as either Seller; and (iii) taken together, are adequate for compliance with all Laws, the Existing Permits and the Contracts.

                (c) Losses. The Disclosure Schedule sets forth, by year, for the current policy year and each of the two preceding policy years in respect of each policy for liability, property or casualty: (i) a summary of loss experience under each policy; (ii) statement describing each claim under each policy for an amount in excess of $25,000; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                (d) Cancellation. Seller has not received: (i) any refusal of coverage or notice that a defense will not be afforded with reservation of rights; or (ii) any notice of cancellation or any other indication that any insurance policy is no longer in full force and effect or will not be renewed or that the issuer of any such policy is not willing or able to perform its obligations thereunder.

        4.15    Environmental Protection.

            (a)     Definitions.  As used in this Agreement:

                    (i) "Environmental Claim" shall mean any notice of violation, lien, claim, demand, abatement order or direction (conditional or otherwise) of any governmental authority or any person for personal injury (including sickness, disease or death), property damage, damage to the environment or natural resources, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, resulting from or based upon any of the following conditions existing on or before the Closing Date: (A) the release, or the existence or continued presence of a release (including, without limitation, sudden or non-sudden, accidental or non-accidental leaks or spills) of any Environmental Hazardous Material in, into or onto the environment (including, without limitation, the air, groundwater, surface water or soil) at, in, under or from the Real Property in violation of any Environmental Law; (B) the environmental aspects of the transportation, storage or disposal of Environmental Hazardous Materials on the Real Property in violation of any Environmental Law; or (C) any other violation of any Environmental Law.

                    (ii) "Environmental Hazardous Materials" shall mean those materials which are regulated by or from the basis of liability under any Environmental Law including, without limitation, asbestos, petroleum and petroleum products, polychlorinated biphenyls ("PCBs"), and radioactive substances.

                    (iii) "Environmental Laws" shall mean any federal, state or local statute, law, ordinance, rule, regulation or order (whether voluntary or not) relating to the environment, natural resources, applicable to the Business of Seller, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sect. 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sect.6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sect.1251 et seq.), the Clean Air Act (42 U.S.C. Sect. 7401 et seq.), and the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), as such laws have been amended through the Closing Date, and any similar state or local laws and ordinances and the regulations implementing such statutes or ordinances, but excluding any Safety Law.

                    (iv) "Environmental Permits" shall mean all federal, state or local environmental, health and safety permits and governmental authorizations.

                    (v) "Environmental Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Environmental Hazardous Materials into the environment.

                    (vi) "Safety Law" shall mean any federal, state, or local statute, law, ordinance, rule, regulation or order (whether voluntary or not) relating to health or human safety applicable to the Business as presently conducted, including without limitation, the Hazardous Material Transportation Act (42 U.S.C. Sect.9601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Sect. 651 et seq.), but excluding any Environmental Law.

                (b) Compliance. Except as described on the Disclosure Schedule,
Seller: (i) is in material compliance with all applicable Environmental Laws; and (ii) has not received any written communication or, to its Knowledge, oral communication that alleges that the Seller is not or, at any time since May
22, 1996, was not in compliance with applicable Environmental and Safety Laws.

                (c) Environmental Permits. Except as described on the Disclosure Schedule, Seller has obtained all Environmental Permits necessary for its operation of the Business as presently conducted, and all such permits are in good standing and Seller is in compliance with all terms and conditions of such Environmental Permits. A true, accurate and complete list of all such Environmental Permits held by the Seller is set forth on the Disclosure Schedule.

                (d) Environmental Claims. Except as described on the Disclosure Schedule, there is no Environmental Claim pending or, to the Knowledge of Seller, threatened, against the Seller or the Purchased Assets or against any Person whose liability for any Environmental Claim the Seller has or may have retained or assumed either contractually or by operation of Law, or against any real or personal property or operation which the Seller owns, leases or manages.

                (e) Environmental Releases. Except as described on the Disclosure Schedule, there have been no Environmental Releases of any Environmental Hazardous Material not in compliance with Environmental and Safety Law by the Seller or any employee or agent of the Seller, or by any Person on the Real Property.

                (f) CERCLA. Except as described on the Disclosure Schedule, the Real Property is not currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state list, and Seller has not received any written notice from any Person under or relating to CERCLA or any comparable state or local Law.

                (g) Off Site Locations. Except as described on the Disclosure Schedule, to the Knowledge of the Seller no off-site location at which the Seller has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any comparable state list. Except as described on the Disclosure Schedule, Seller has not received any written notice from any Person with respect to any off-site location, of potential or actual liability or a written request for information from any Person under or relating to CERCLA or any comparable state or local Law.

                (h) Environmental Hazardous Materials. Except as described on the Disclosure Schedule, there is not and, since May 22, 1996, there has not been any Environmental Hazardous Materials used, generated, treated, stored, transported, disposed of, handled or otherwise existing on, under or about the Real Property, except for quantities of any such Environmental Hazardous Materials stored or otherwise held on, under or about the Real Property in material compliance with all Environmental Laws and intended to be used in the operation of the Business.

                (i) Tanks. Except as described on the Disclosure Schedule, there is not any underground or above-ground storage tank or pipeline on the Real Property.

     4.16    Labor Matters.

                (a) Employees. Pursuant to Section 3.12(a), the Disclosure Schedule sets forth a complete and accurate list of the following information for each employee of the Seller, including each employee on leave of absence or layoff status: name; job title; current compensation paid or payable and any change in compensation since March 31, 1998; vacation accrued; and service credited for purposes of vesting and eligibility to participate under the Existing Plans.

                (b) Proprietary Rights. Except as set forth on the Disclosure Schedule, no employee of the Seller is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and the Seller or any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will adversely affect: (i) the performance of that Person's duties as an employee of the Seller; or (ii) the ability of the Buyer to conduct the Business as presently conducted by Seller. To the Knowledge of Seller, except for Mr. Donald Campbell no officer or other key employee of the Seller intends to terminate employment with Seller prior to the Closing or with Buyer immediately following the Closing.

                (c) Strikes; etc. Since May 22, 1996, there has not been, there is not presently pending or existing, and, to the Knowledge of Seller, there is not threatened: (i) any strike, slowdown, picketing, work stoppage, or employee grievance process; (ii) any charge, grievance, proceeding or other claim against or affecting the Seller relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Seller; or (iii) any application for certification of a collective bargaining agent.

                (d) Events. To the Knowledge of Seller, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees of the Seller by the Parent or the Seller, and no such action is contemplated by the Parent or the Seller.

                (e) Compliance. The Seller has complied in all material respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health and plant closing.

                (f) Claims. To the Knowledge of Seller, no present or former employee of the Seller has any claim against the Seller (whether under Law, under any employee agreement or otherwise) on account of or for: (i) overtime pay, other than overtime pay for the current payroll period; (ii) wages or salaries, other than wages or salaries for the current payroll period; or
(iii) vacations, sick leave, time off or pay in lieu of vacation, sick leave or time off, other than vacation, sick leave or time off (or pay in lieu thereof) earned in the twelve-month period immediately preceding the date of this Agreement.

                (g) Unemployment Compensation. The Seller has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments and such accounts have positive balances.

        4.17 Brokers. Except for fees payable to Cavendish Corporate Finance Limited, which shall be the sole responsibility of Seller, the Seller has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

        4.18 Governmental Approvals. Except for the requisite notices and filings by the Seller under the HSR Act, no permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by the Seller.

        4.19 Disclosure. No statement of fact by the Seller contained in this Agreement or the Disclosure Schedule: (a) contains any untrue statement of a material fact; or (b) omits to state a material fact necessary in order to make the statements herein or therein contained, in the light of the circumstances under which they are made, not misleading. No statement of fact by the Seller contained in any supplement to the Disclosure Schedule made in accordance with the terms of this Agreement will: (x) contain any untrue statement of a material fact; or (y) omit to state a material fact necessary in order to make the statements therein contained, in light of the circumstances under which they are made, not misleading as of the date to which it speaks.

       4.20   Intangible Assets.

                (a) Disclosure Schedule. The Disclosure Schedule contains a listing of all of the Intangible Assets material to the operation of the Business as conducted by the Seller. The Intangible Assets set forth on the Disclosure Schedule constitute all of the patents, patent applications, trade names, trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, copyrights and copyright applications used by the Seller in the conduct of the Business.

                (b) Ownership. The Seller owns the entire right, title and interest in and to each of the Intangible Assets set forth on the Disclosure Schedule. There are no claims, demands or proceedings pending or, to the Knowledge of Seller, threatened by any Person contesting or challenging the Seller's right to use any of the Intangible Assets. There are no patents, trademarks, trade names or copyrights owned by a Person which the Seller is using without license to do so. The Seller owns or possesses adequate licenses or other rights to use all patents, trademarks, trade names and copyrights necessary to conduct the Business as now conducted. All patents, patent applications, trademarks, trade names, copyrights and rights to discoveries or inventions (whether or not patentable) owned or held by any employee of the Seller have been duly and effectively transferred to the Seller.

                (c) Validity; Infringement. The Seller does not infringe on the intellectual property rights of any other Person. None of the Intangible Assets set forth of the Disclosure Schedule by the Seller is invalid or unenforceable.

        4.21 Product Matters. The Disclosure Schedule describes: (a) any currently existing obligation or liability of the Seller in excess of $25,000 which is based upon any express or implied warranty relating to any product produced, sold or shipped by the Seller or its predecessors; and (b) any outstanding product recall or any other obligation or liability of the Seller which is based upon death, disease or injury to Person or property relating to any product produced, sold or shipped by the Seller or its predecessors.

        4.22 Customers. Since March 31, 1998, there has been no termination, cancellation or material curtailment of the business relationship of the Seller with any customer or group of affiliated customers whose purchases individually or in the aggregate constituted more than five percent (5%) of the consolidated sales of the Seller for the fiscal year ended on March 31, 1998, nor, to the Knowledge of Seller, any notice of intent to so materially curtail.

        4.23 Relationships with Related Parties. Except as set forth on the Disclosure Schedule, neither the Parent nor any affiliate of the Parent has, or since March 31, 1997, has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used by the Seller. Neither the Parent nor any affiliate of the Parent is or since March 31, 1997 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (a) had business dealings or a material financial interest in any transaction with the Seller; or (b) except for the Parent's interest in the Moffett Business, engaged in competition with the Seller with respect to any line of the products or services of the Business (a "Competing Business") in any market presently served by the Seller through the Business, except for less than five percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth on the Disclosure Schedule, no neither the Parent nor any affiliate of the Parent is a party to any Contract with, or has any claim or right against, Seller.

        4.24    Real Property.

                (a) Real Property.  The parcels included in the Real Property:
(i) constitute all real property and improvements owned, leased or used by the Seller; (ii) to Seller's Knowledge, are not in possession of any adverse possessors; (iii) are not subject to any leases or tenancies of any kind (except for any Existing Contract); (iv) have direct access to and from a public road or street; (v) are used in a manner which is consistent and permitted by applicable zoning ordinances and other Laws without special use approvals or permits; (vi) are, and have been since the date of possession thereof by the Seller, in the peaceful possession of the Seller; (vii) are served by all water, sewer, electrical, telephone, drainage and other utilities required for normal operations of the Businesses; (viii) to Seller's Knowledge are not located in a flood plain, wetland or similar restricted area; and (ix) require no work or improvements to bring them into compliance with any applicable Law.

                (b) Notices. To the Knowledge of Seller, there are no: (i) planned or contemplated public improvements which may result in special assessments against the Real Property or which may adversely affect the availability of utility service to the Real Property; or (ii) increases or contemplated increases in the assessed value of the Real Property which would increase the estimated real estate taxes therefor.


ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

          The Buyer hereby represents and warrants to the Seller that:

        5.1 Organization; Business. The Buyer is a corporation duly and validly organized and existing under the Laws of the State of Wisconsin.

        5.2 Authorization; Enforceability. The execution, delivery and performance of this Agreement by the Buyer and all of the documents and instruments required by this Agreement to be executed and delivered by the Buyer are within the corporate power of the Buyer and have been duly authorized by all necessary corporate action by the Buyer. This Agreement is, and the other documents and instruments required by this Agreement to be executed and delivered by the Buyer will be, when executed and delivered by the Buyer, the valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws generally affecting the rights of creditors and subject to general equity principles.

        5.3 No Violation or Conflict. The execution, delivery and performance of this Agreement by the Buyer do not and will not conflict with or violate any Law, the Articles of Incorporation or Bylaws of the Buyer or any contract or agreement to which the Buyer is a party or by which Buyer is bound.

        5.4 Brokers. The Buyer has not incurred any brokers', finders' or any similar fee in connection with the transactions contemplated by this Agreement.

        5.5 Governmental Approvals. Except for the requisite notices and filings by the Buyer under the HSR Act, no permission, approval, determination, consent or waiver by, or any declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution, delivery and performance of this Agreement by the Buyer.

        5.6 No Knowledge of Breach. Buyer has no knowledge of any breach of the representations and warranties of the Seller set forth in this Agreement.


ARTICLE 6
CONDUCT OF BUSINESS PENDING THE CLOSING

	From and after the date of this Agreement and until the Closing Date, the Parent and the Seller shall cause the Seller to:

        6.1 Carry on in Regular Course. Except as explicitly provided otherwise under this Agreement (including Section 3.23 hereof), carry on the Business in the ordinary course and substantially in the same manner as heretofore and not to make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

        6.2 Use of Assets. (a) Use, operate, maintain and repair all of the Purchased Assets in a normal business manner consistent with past practices; and (b) not sell, lease, encumber, transfer or dispose of any of the Purchased Assets or rights therein or acquire any assets or rights which would be included in the Purchased Assets, except in the ordinary course of business; and (c) not permit any Purchased Asset to suffer any Lien thereon, other than the Permitted Liens.

        6.3 Sales Practices. Not engage in any sales of a product: (a) with payment terms longer than terms customarily offered by the Seller for such products; (b) at a greater discount from listed prices than customarily offered for such products, other than pursuant to a promotion of a nature previously used in the normal course of the Business for such products; (c) at a price which does not give effect to any previously announced general increase in the list price for such product; (d) with shipment terms more favorable to the customer than shipment terms customarily offered by the Seller for such products; or (e) in conjunction with other benefits to the customer not in the ordinary course of business with such customer.

        6.4 Distributions. Not pay any dividends or make any other distributions with respect to the Seller's capital stock, except to the extent such dividend or other distribution would not cause the excess of the Closing Net Worth to fall below the Minimum Net Worth.

        6.5 No Default. Not do any act or omit to do any act, or permit any act or omission to act, which will cause a breach of any of the Contracts.

        6.6 Existing Insurance Policies. Maintain all of the Existing Insurance Policies in full force and effect.

        6.7 Employment Matters. Not: (a) enter into or adopt any new Employee Benefit Plan; (b) amend or terminate any Existing Plan or pay any benefit under any Existing Plan which is not required by the terms of such Existing Plan, except as required by Law; (c) increase in any manner the compensation or benefits of any officer or employee of the Business, except for normal merit and seniority raises and discretionary bonuses which are consistent with past practices and which do not exceed in the aggregate $5,000.00 for any individual Seller Employee during the period from July 31, 1998 to and including the Closing Date, and which do not in the aggregate exceed the amount of $100,000 for all Seller Employees over that period of time; or (d) enter into or offer to enter into any written employment or consulting agreement with any Person outside the ordinary course of business, unless terminable at will by the Seller.

        6.8 Contracts and Commitments. Not enter into any contract or commitment or engage in any transaction not in the ordinary course of business and consistent with Seller's past practices and not purchase, lease, sell or dispose of any capital asset.

        6.9 Preservation of Relationships. Use its reasonable efforts to preserve the Business organization intact, to retain the services of its present officers and key employees and to preserve the goodwill of suppliers, distributors, sales representatives, contractors, customers, creditors and others having business relationships with the Seller.

        6.10 Compliance with Laws. Comply in all material respects with all applicable Laws.

        6.11 Taxes. Timely and properly file all federal, state, local and foreign tax returns which are required to be filed, and pay or make provision for the payment of all taxes owed by the Seller.

        6.12 Affiliate Transactions. Not enter into any transaction or any Contract with any affiliate of the Parent or of the Seller, other than transactions in the ordinary course of business consistent with past practices.


ARTICLE 7
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

	The obligations of the Buyer to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

        7.1 Compliance with Agreement. The Seller shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

        7.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Buyer, and the Seller shall have made available to the Buyer for examination the originals or true and correct copies of all documents the Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

        7.3 No Challenges. No suit, action or other proceeding shall be pending or threatened before any court of competent jurisdiction in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined or in which the relief requested is to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

        7.4 Representations and Warranties of the Parent and the Seller. Subject to updates to the Disclosure Schedules made pursuant to Section 3.2(b) of this Agreement, the representations and warranties made by the Parent and the Seller in this Agreement shall be true and correct in all material respects (as determined in the good faith judgment of the Buyer) when made and as of the Closing Date with the same force and effect as though said representations and warranties had been made at such times.

        7.5 No Adverse Change. During the period from the date of this Agreement to the Closing Date: (a) there shall not have occurred and continue to exist on the Closing Date any new condition or fact which is, or reasonably may be expected to be, materially adverse to the financial condition, properties, business or results of operation of the Seller; and (b) the Purchased Assets shall not have been materially and adversely affected by reason of any loss, taking, condemnation, destruction or physical damage, whether or not insured against.

        7.6 Deliveries at Closing. The Seller shall have delivered to the Buyer the following documents, each dated the Closing Date and properly executed by the Seller, or counsel for the Seller, as appropriate: (a) the Bill of Sale; (b) the Escrow Agreement; (c) the Parent's Counsel Opinion; (d) the Seller's Closing Certificate; and (e) the Seller's Counsel Opinion.

        7.7 Other Documents. The Parent and the Seller shall have delivered to the Buyer such certificates and documents of officers of the Parent or the Seller, as the case may be, and public officials as shall be reasonably requested by the Buyer to establish the existence of the Parent and the Seller and the due authorization of this Agreement and the transactions contemplated by this Agreement by the Parent and the Seller.

        7.8 Possession; Instruments of Conveyance. The Seller shall have delivered to the Buyer: (a) legal title to and legal possession of the Purchased Assets; and (b) such other deeds, bills of sale, endorsements, assignments and other good and sufficient instruments of conveyance and transfer as shall be reasonably requested by the Buyer to vest in the Buyer good and marketable title to the Purchased Assets as contemplated by this Agreement.

        7.9 HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

        7.10 Parent Shareholder Approval. To the extent required under the rules and regulations of the London Stock Exchange, the Irish Stock Exchange and applicable Law, requisite approval of this Agreement and the transactions contemplated hereby by the shareholders of the Parent shall have been obtained.


ARTICLE 8
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARENT AND THE SELLER

	The obligations of the Parent and the Seller to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following express conditions precedent:

        8.1 Compliance with Agreement. The Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement which are to be performed or complied with by it prior to or on the Closing Date.

        8.2 Proceedings and Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Seller, and the Buyer shall have made available to the Seller for examination the originals or true and correct copies of all documents which the Seller may reasonably request in connection with the transactions contemplated by this Agreement.

        8.3 No Challenges. No suit, action or other proceeding (including, without limitation, any objection by the London or Irish Stock Exchanges) shall be pending before any court of competent jurisdiction in which the consummation of the transactions contemplated by this Agreement is restrained or enjoined.

        8.4 Representations and Warranties of the Buyer. The representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects (as determined in the good faith judgment of the Seller and the Parent) when made and as of the Closing Date with the same force and effect as though such representations and warranties had been made at such times.

        8.5 Deliveries at Closing. The Buyer shall have delivered to the Seller the Closing Payment and the following documents, each dated the Closing Date and properly executed by the Buyer or counsel for the Buyer, as appropriate: (a) the Bill of Sale; (b) the Buyer's Closing Certificate; (c) the Buyer's Counsel Opinion; and (d) the Escrow Agreement.

        8.6 Other Documents. The Buyer shall have delivered to the Seller such certificates and documents of officers of the Buyer and of public officials as shall be reasonably requested by the Seller to establish the existence and good standing of the Buyer and the Buyer's due authorization of this Agreement and the transactions contemplated by this Agreement.

        8.7 HSR Act. All necessary requirements of the HSR Act shall have been complied with and any "waiting periods" applicable to the transactions described in this Agreement which are imposed by the HSR Act shall have expired prior to the Closing Date or shall have been terminated by the appropriate agency.

        8.8 Parent Shareholder Approval. To the extent required under the rules and regulations of the London Stock Exchange, the Irish Stock Exchange and applicable Law, requisite approval of this Agreement and the transactions contemplated hereby by the shareholders of the Parent shall have been obtained.


ARTICLE 9
INDEMNITIES

        9.1 Parent's and Seller's Indemnity. The Parent and the Seller hereby jointly and severally indemnify and hold the Buyer harmless from and against, and agree to promptly defend the Buyer from and reimburse the Buyer for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses, including without limitation, those incurred in connection with any suit, action or other proceeding) which Buyer may at any time suffer or incur, or become subject to, as a result of or in connection with:

              (a) Any breach of any of the representations and warranties made by either or both of the Parent and the Seller in or pursuant to this Agreement;

              (b) Any failure by either or both of the Parent and the Seller to carry out, perform, satisfy and discharge any of their covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the documents and materials required to be delivered by either or both of the Parent and the Seller pursuant to this Agreement;

              (c) The Retained Liabilities; and

              (d) Any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections 9.1(a), 9.1(b) or 9.1(c) of this Agreement.

        9.2 Buyer's Indemnity. The Buyer hereby indemnifies and holds the Parent and the Seller harmless from and against, and agrees to promptly defend the Parent and the Seller from and reimburse the Parent and the Seller for, any and all losses, damages, costs, expenses, liabilities, obligations and claims of any kind (including, without limitation, reasonable attorneys' fees and other reasonable legal costs and expenses, including, without limitation, those incurred in connection with any suit, action or other proceeding) which either of them may at any time suffer or incur, or become subject to, as a result of or in connection with:

              (a) Any breach of any of the representations and warranties made by the Buyer in or pursuant to this Agreement;

              (b) Any failure by the Buyer to carry out, perform satisfy and discharge any of its covenants, agreements, undertakings, liabilities or obligations under this Agreement (including without limitation Buyer's covenants under Section 3.12(c) of this Agreement) or under any of the documents and materials required to be delivered by the Buyer pursuant to this Agreement;

              (c) Buyer's ownership, occupation and operation of the Purchased Assets after the Effective Time of Closing (excluding, however, any matters for which Seller are required to indemnify Buyer pursuant to Section 9.1 of this Agreement);

              (d) The Assumed Liabilities; and

              (e) Any suit, action or other proceeding brought by any Person arising out of, or in any way related to, any of the matters referred to in Sections 9.2(a), 9.2(b), 9.2(c) or 9.2(d) of this Agreement.

        9.3    Other Provisions and Limitations Regarding Indemnities.

              (a) Insurance Recoveries; Tax Benefits. The amounts for which an indemnifying party shall be liable under Sections 9.1 and 9.2 of this Agreement shall be net of any insurance proceeds actually received by the indemnified party in connection with the facts giving rise to the right of indemnification. The amount of indemnification payable also shall be adjusted downward to reflect any reduction in any tax liability, refund of any taxes already paid or any other tax benefit realized by the indemnified party as a result of the indemnification.

              (b) Notice; Third Party Claims. The indemnified party shall promptly notify the indemnifying party in reasonable detail of any claim, demand, action or proceeding for which indemnification will be sought under
Section 9.1 or Section 9.2 of this Agreement, and if such claim, demand, action or proceeding is a third party claim, demand, action or proceeding, the indemnifying party will have the right at its expense to assume the defense thereof using counsel reasonably acceptable to the indemnified party. The indemnified party shall have the right to participate, at its own expense, with respect to any such third party claim, demand, action or proceeding. In connection with any such third party claim, demand, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession. No such third party claim, demand, action or proceeding shall be settled without the prior written consent of the indemnified party. If a firm written offer is made to settle any such third party claim, demand, action or proceeding and the indemnifying party proposes to accept such settlement and the indemnified party refuses to consent to such settlement, then: (i) the indemnifying party shall be excused from, and the indemnified party shall be solely responsible for, all further defense of such third party claim, demand, action or proceeding; (ii) the maximum liability of the indemnifying party relating to such third party claim, demand, action or proceeding shall be the amount of the proposed settlement if the amount thereafter recovered from the indemnified party on such third party claim, demand, action or proceeding is greater than the amount of the proposed settlement; and (iii) the indemnified party shall pay all attorneys' fees and legal costs and expenses incurred after rejection of such settlement by the indemnified party, but if the amount thereafter recovered by such third party from the indemnified party is less than the amount of the proposed settlement, the indemnified party shall be reimbursed by the indemnifying party for such attorneys' fees and legal costs and expenses up to a maximum amount equal to the difference between the amount recovered by such third party and the amount of the proposed settlement.

              (c) Exclusivity.  Following the Closing, the provisions of this
Article 9 shall be the exclusive remedy for the matters covered hereby, provided that nothing herein shall relieve any party from any liability for fraud.

              (d) Termination of Parent's and Seller's Rights. The right of the Parent and the Seller to receive indemnity provided by Section 9.2(a) of this Agreement shall, as to any matter which has not been described in a notice delivered to the Buyer pursuant to Section 9.3(b) of this Agreement prior to such time, expire at 11:59 P.M., Central Time, on that date which is eighteen (18) calendar months after the Closing Date.

              (e) Termination of Buyer's Rights. The right of the Buyer to receive indemnity provided by Section 9.1(a) of this Agreement shall, as to any matter which has not been described in a notice delivered to the Seller pursuant to Section 9.3(b) of this Agreement prior to such time, expire at 11:59 P.M. Central Time, on that date which is eighteen (18) calendar months after the Closing Date.

              (f) Rights on Termination. The termination of the rights of an indemnified party to receive indemnity contained in Sections 9.3(d) and 9.3(e) of this Agreement shall not affect that Person's right to prosecute to conclusion any claim made by that Person prior to the time that the relevant right of indemnity terminates.

              (g) Limitations on Parent's and Seller's Liability. The liability of the Parent and the Seller under Section 9.1 of this Agreement shall be without deduction or limitation, except that the liability of the Seller under Section 9.1(a) of this Agreement shall:

                    (i) Be recoverable only if and to the extent that the cumulative damages suffered by the Buyer for all breaches exceeds Four Hundred Fifty Thousand and 00/100 Dollars ($450,000);

                    (ii) Be limited in the aggregate to the Purchase Price; and

                    (iii) The Buyer shall not be entitled to more than one recovery for any single loss, damage, cost, expense, liability, obligation or claim even though such may have resulted from the breach or inaccuracy of more than one of the representations and warranties or covenant made by the Seller or the Parent in or pursuant to this Agreement. Without limiting the generality of the foregoing, the Buyer shall not be entitled to pursue a recovery for any breach of a representation or warranty if the Buyer has received a Purchase Price adjustment payment pursuant to Section 2.4(g) on account of the same matter or circumstance constituting the breach.

              (h) Limitations on Buyer's Liability. The liability of the Buyer under Section 9.2 of this Agreement shall be without deduction or limitation, except that the liability of the Buyer under Section 9.2(a) of this Agreement shall:

                    (i) Be recoverable only if and to the extent that the cumulative damages suffered by the Parent and the Seller for all Buyer breaches exceeds Four Hundred and Fifty Thousand and 00/100 Dollars ($450,000);

                    (ii) Be limited in the aggregate to the Purchase Price; and

                    (iii) The Parent and the Seller shall not be entitled to more than one recovery for any single loss, damage, cost, expense, liability, obligation or claim even though such may have resulted from the breach or inaccuracy of more than one of the representations and warranties or covenant made by the Buyer in or pursuant to this Agreement.

                (i) Application. A party to this Agreement may be required to close the transactions described in this Agreement despite the fact that certain breaches or inaccuracies of the representations and warranties of the other parties to this Agreement may exist on the Closing Date or the other parties may have breached certain of their covenants contained in this Agreement. If a party has actual knowledge of any breach or inaccuracies of the representations and warranties made by the other party under the terms of this Agreement and the terms of this Agreement provide the nonbreaching party the right to terminate this Agreement on account of such breach or inaccuracies, and if the nonbreaching party nonetheless elects to proceed with the Closing as described in this 9.3(i) of this Agreement, then such nonbreaching party shall not have any right after the Closing to seek indemnity from the breaching party on account of such breach or inaccuracies pursuant to the provisions of this Article 9 of this Agreement


ARTICLE 10
DISPUTE RESOLUTION MECHANISMS

        10.1 Dispute. As used in this Agreement, "Dispute" shall: (a) mean any dispute or disagreement between the Buyer and the Seller concerning the interpretation of this Agreement, the validity of this Agreement, any breach or alleged breach by any party under this Agreement or any other matter relating in any way to this Agreement; and (b) exclude any dispute or disagreement between the Buyer and the Seller concerning the calculation of the Purchase Price, which shall be resolved pursuant to the provisions of
Section 2.4 of this Agreement.

        10.2 Process. If a Dispute arises, the parties shall follow the procedures specified in Sections 10.3, 10.4 and 10.5 of this Agreement.

        10.3 Negotiations. The parties shall promptly attempt to resolve any Dispute by negotiations between the Buyer and the Seller. Either the Buyer or the Seller may give the other party written notice of any Dispute not resolved in the normal course of business. The Buyer and the Seller shall meet at a mutually acceptable time and place within ten (10) calendar days after delivery of such notice, and thereafter as often as they reasonably deem necessary, to exchange relevant information and to attempt to resolve the Dispute. If the Dispute has not been resolved by these Persons within thirty
(30) calendar days of the disputing party's notice, or if the parties fail to meet within such fifteen (15) calendar days, either the Buyer or the Seller may initiate mediation as provided in Section 10.4 of this Agreement. If a negotiator intends to be accompanied at a meeting by legal counsel, the other negotiator shall be given at least three (3) business days' notice of such intention and may also be accompanied by legal counsel.

        10.4 Mediation. If the Dispute is not resolved by negotiations pursuant to Section 10.3 of this Agreement, the Buyer and the Seller shall attempt in good faith to resolve any such Dispute by mediation. Either the Buyer or the Seller may initiate a mediation proceeding by a request in writing to the other party (the "Request"), and both parties will then be obligated to engage in a mediation. The proceeding will be conducted in accordance with the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, with the following exceptions:

                (a) If the parties have not agreed within thirty (30) calendar days of the Request on the selection of a mediator willing to serve, CPR, upon the request of either the Buyer or the Seller, shall appoint a member of the CPR Panel of Neutrals as the mediator; and

                (b) Efforts to reach a settlement will continue until the conclusion of the proceedings, which shall be deemed to occur upon the earliest of the date that: (i) a written settlement is reached; or (ii) the mediator concludes and informs the parties in writing that further efforts would not be useful; or (iii) the Buyer and the Seller agree in writing that an impasse has been reached; or (iv) is forty-five (45) calendar days after the Request and none of the events specified in Sections 10.4(b)(i), (ii) or
(iii) have occurred. No party may withdraw before the conclusion of the proceeding.

        10.5 Submission to Adjudication. If a Dispute is not resolved by negotiation pursuant to Section 10.3 of this Agreement or by mediation pursuant to Section 10.4 of this Agreement within 90 calendar days after initiation of the negotiation process pursuant to Section 10.3 of this Agreement, such Dispute and any other claims arising out of or relating to this Agreement may be heard, adjudicated and determined in an action or proceeding filed in any state or federal court sitting in Baltimore, Maryland.

        10.6  General.

                (a) Provisional Remedies. At any time during the procedures specified in Sections 10.3 and 10.4 of this Agreement, a party may seek a preliminary injunction or other provisional judicial relief if in its judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite such action, the parties will continue to participate in good faith in the procedures specified in this Article 10 of this Agreement.

                (b) Tolling Statutes of Limitations. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this Article 10 of this Agreement are pending.
The parties will take such action, if any, as is required to effectuate such tolling.

                (c) Performance to Continue. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute.

                (d) Extension of Deadlines.  All deadlines specified in this
Article 10 of this Agreement may be extended by mutual agreement between the Buyer and the Seller.

                (e) Costs. The parties shall pay: (i) their own costs, fees, and expenses incurred in connection with the application of the provisions of this Article 10 of this Agreement; and (ii) fifty percent (50%) of the fees and expenses of CPR and the mediator in connection with the application of the provisions of Section 10.4 of this Agreement.

                (f) Replacement. If CPR is no longer in business or is unable or refuses or declines to act or to continue to act under this Article 10 of this Agreement for any reason, then the functions specified in this Article 10 of this Agreement to be performed by CPR shall be performed by another Person engaged in a business equivalent to that conducted by CPR as is agreed to by the Buyer and the Seller (the "Replacement"). If the Buyer and the Seller cannot agree on the identity of the Replacement within ten (10) calendar days after a Request, the Replacement shall be selected by the Chief Judge of the United States District Court for the State of Delaware upon application. If a Replacement is selected by either means, this Article 10 shall be deemed appropriately amended to refer to such Replacement.


ARTICLE 11
TERMINATION; MISCELLANEOUS

        11.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing, as follows:

                (a) By mutual written agreement of the Buyer and the Seller;

                (b) By the Buyer if any of the conditions set forth in Article 7 of this Agreement shall not have been fulfilled by the Closing;

                (c) By the Seller if any of the conditions set forth in Article 8 of this Agreement shall not have been fulfilled by the Closing;

                (d) By either party pursuant to Section 3.2(b) of this Agreement; or

                (e) By the Buyer or the Seller if the Closing has not occurred on or before December 31, 1998.

        11.2 Rights on Termination; Waiver. If this Agreement is terminated pursuant to Section 11.1 of this Agreement, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of any party to the others, provided that the obligations of the parties contained in Sections 3.1(b), 3.5(c), 3.6, Article 9, Article 10, 11.2 and 11.5 of this Agreement shall survive any such termination. If any of the conditions set forth in Article 7 of this Agreement have not been satisfied, the Buyer may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement, and if any of the conditions set forth in Article 8 of this Agreement have not been satisfied, the Seller may nevertheless elect to proceed with the consummation of the transactions contemplated by this Agreement. Any such election to proceed shall be evidenced by a certificate signed on behalf of the waiving party by an officer of that party.

        11.3 Survival of Representations and Warranties. All representations and warranties of the parties contained in this Agreement or made pursuant to this Agreement shall survive the Closing Date and the Effective Time of Closing and the consummation of the transactions contemplated by this Agreement and shall terminate and be of no further force and effect at 11:59 P.M. Central Time on that date which is eighteen (18) calendar months after the Closing Date. The termination of the representations and warranties contained in the immediately preceding sentence shall not affect a party's right to prosecute to conclusion any claim made by such party prior to such time.

        11.4 Entire Agreement; Amendment. Subject to Section 3.1(b) of this Agreement, this Agreement and the documents referred to in this Agreement and required to be delivered pursuant to this Agreement constitute the entire agreement among the parties pertaining to the subject matter of this Agreement, and, as of the Effective Time of Closing, shall subsume and supersede: (a) the Confidentiality Agreement; (b) the indicative offer letter dated as of June 9, 1998 by and among the Buyer and the Seller; and (c) all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written. There are no warranties, representations or other agreements between the parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Buyer and the Seller. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

        11.5 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall pay the fees and expenses of its respective counsel, accountants, brokers, consultants, investment bankers and other experts incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated by this Agreement.

        11.6 Governing Law. This Agreement shall be construed and interpreted according to the internal Laws of the State of Delaware without regard to the conflicts of Laws principles thereof.

        11.7 Assignment. Prior to the Closing, this Agreement shall not be assigned by either the Buyer or the Parent or the Seller, except: (a) with the prior written consent of the other party; and (b) by the Buyer, to one or more direct or indirect wholly owned subsidiaries of the Buyer, provided that the Buyer remains fully responsible and liable for the payment and performance by such subsidiary of the obligations of the Buyer under this Agreement.

        11.8 Notices. All communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of a party by personal delivery, express commercial courier delivery or telephonic facsimile transmission or when deposited in the United States mail, certified or registered mail, postage prepaid, return receipt requested, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:

        If to the Parent or the Seller:   Powerscreen International, PLC
                                          Attention: Andrew D. Harris,
                                          Group Legal Advisor
                                          Lower Cape
                                          Warwick, England CV34 5DZ
                                          Fax No.: 011-44-1-926-496-049

        with a copy to:                   Brown, Todd & Heyburn PLLC
                                          Attention: Jay Middleton Tannon, Esq.
                                          400 West Market Street
                                          32nd Floor
                                          Louisville, KY 40202-3363
                                          Fax No.:  502-581-1087

        If to the Buyer:                  The Manitowoc Company, Inc.
                                          Attention: Philip Keener, Treasurer
                                          500 South 16th Street
                                          P.O. Box 66
                                          Manitowoc, WI  54221-0066
                                          Fax No.:  920-683-8138

        with a copy to:                   Quarles & Brady
                                          Attention: Fredrick G. Lautz
                                          411 East Wisconsin Avenue
                                          Milwaukee, WI  53202
                                          Fax No:  414-271-3552

        11.9 Counterparts; Headings. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The Table of Contents and Article and Section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

        11.10 Interpretation. Unless the context requires otherwise: (a) all words used in this Agreement in the singular number shall extend to and include the plural, and all words in the plural number shall extend to and include the singular; (b) all words in any gender shall extend to and include all genders; (c) "ordinary course of business" (or similar terms) shall be deemed followed by "consistent with past practice since May 22, 1996"; and (d) in determining whether a fact, event or other item is "material," "materially adverse," has a "material adverse effect," or possesses a level of significance described in a similar phrase or expression, such fact, event or other item shall be considered individually and in the aggregate with all similar or related facts, events or other items.

        11.11 Severability. If any provision, clause, or part of this Agreement, or the application thereof under certain circumstances, is held invalid, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby unless such invalidity materially impairs the ability of the parties to consummate the transactions contemplated by this Agreement.

        11.12 No Reliance. Except for the parties to this Agreement and any assignees permitted by Section 11.7 of this Agreement: (a) no Person is entitled to rely on any of the representations, warranties and agreements of the parties contained in this Agreement; and (b) the parties assume no liability to any Person because of any reliance on the representations, warranties and agreements of the parties contained in this Agreement.

        11.13 Exhibits and Disclosure Schedule. If a document or matter is disclosed in the Disclosure Schedule, it shall be deemed to be disclosed for all purposes of this Agreement without the necessity of specific repetition or cross-reference, except that, where a Disclosure Schedule requires more substantive disclosure than a mere listing, a listing of items shall not be deemed disclosure of the relevant substance.

        11.14 Taxes and Fees; Prorations. The Seller and the Buyer shall share equally all transfer taxes of any kind and all recording and filing fees which arise as a result of the conveyance of the Purchased Assets by the Seller to the Buyer. However, the Seller shall be fully responsible for and shall pay any and all sales or use taxes applicable to the Seller's transfer of the Purchased Assets to the Buyer pursuant to this Agreement. Real Property ad valorem taxes and special assessments applicable to the Real Property shall be prorated as of the Closing Date. Any and all utility charges associated with the present operation of the Business shall be prorated as of the Closing
Date.

        11.15 Income Tax Position. Neither the Buyer nor the Parent or the Seller shall take a position for income tax purposes which is inconsistent with this Agreement.

        11.16 Further Assurances. From time to time after the Closing Date, upon the reasonable request and expense of the Buyer and without any additional consideration, the Seller shall execute and deliver or cause to be executed and delivered such further instruments of conveyance, assignment and transfer and take such further action as the Buyer may reasonably request in order to more effectively sell, assign, convey, transfer, reduce to possession and record title to any of the Purchased Assets.

        11.17 No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement.

        11.18 JLG Agreement.

                (a) If that certain Asset Purchase Agreement (the "JLG Agreement"), dated as of May 22, 1996, by and among the Seller, JLG Industries, Inc. ("JLG") and Fulton International Inc. ("Fulton"), cannot be assigned by Seller to Buyer at the Closing, then, in order to ensure that Seller is not in breach of its obligations under the JLG Agreement, Buyer hereby:

                    (i) Agrees, until May 22, 2003, in accordance with and subject to the limitations, restrictions and conditions set forth in, Section
6.02 of the JLG Agreement, and in consideration for Seller's agreement to reimburse Buyer for reasonable costs and expenses incurred by Buyer in doing so, to: (A) allow JLG and its representatives access to and the right to make or obtain copies of the Buyer Records; (B) provide Seller with 90 days' advance written notice prior to destroying any of the Buyer Records and, during such period, allowing Seller and JLG, at their own expense, to make copies of any or all of the Buyer Records without further consideration to Buyer; and (C) make its employees available to assist Seller and/or JLG in gaining access to the Buyer Records as shall be reasonably necessary to accomplish the purposes of this 11.18(a)(i).

                    (ii) Agrees, until May 24, 2001, in accordance with and subject to the conditions set forth in Section 6.03 of the JLG Agreement, to:
(A) manufacture or supply certain spare parts specified on Schedule 6.03; (B) notify Seller and JLG of any accidents involving the referenced products; and
(C) subject to reimbursement by Seller for its reasonable costs and expenses incurred in connection with doing so, cooperate with Seller and/or JLG in connection with any litigation involving such products.

                   (iii) Subject to the conditions set forth in Section 6.04 of the JLG Agreement, acknowledges the nonexclusive, non-assignable, royalty-free, fully paid, perpetual license granted by the Seller to JLG pursuant to
Section 6.04 of the JLG Agreement to use, for purposes of JLG's business, the patents identified on Schedule 6.04 attached to the JLG Agreement.

                (b) Moreover, Seller agrees that, if the consents of JLG and Fulton cannot be obtained for the assignment by the Seller of its rights under the JLG Agreement to the Buyer at the Closing, then the Seller shall, at Buyer's expense, take all steps reasonably requested by the Buyer to enforce against JLG and Fulton the noncompete covenant made by them pursuant to
Section 5.03 of the JLG Agreement for so long as such covenant remains in effect.

                (c) In the event Seller is able to assign the JLG Agreement to Buyer at the Closing, then Buyer agrees that, notwithstanding such assignment, Seller shall retain any rights it may have against, or for contribution from, JLG and/or Fulton under the JLG Agreement or otherwise in connection with the Pasquale litigation matter described in the Existing Litigation Disclosure Schedule.

        11.19 Consent to Jurisdiction. The Buyer, the Seller and the Parent each agree to the exclusive jurisdiction of any federal court in Baltimore, Maryland with respect to any claim or cause of action arising under or relating to this Agreement, waive personal service of any and all process upon it, consent that all service of process will be made by registered mail directed to it at its address set forth in Section 11.8 of this Agreement, and agree that service so made shall be deemed to be completed when received. The Buyer, the Seller and the Parent each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted as described in this Section 11.19 of this Agreement. Nothing in this Section
11.19 of this Agreement shall affect the right of any party to serve legal process in any other matter permitted by Law.



                IN WITNESS WHEREOF, the parties have caused this Purchase and Sale Agreement to be duly executed as of the day and year first above written.


                                         THE MANITOWOC COMPANY, INC.

                                         By: /s/ Philip Keener
                                            ----------------------------
                                            Philip Keener, Treasurer


                                         POWERSCREEN USC INC.

                                         By: /s/ Andrew Harris
                                            ----------------------------
                                            Andrew D. Harris, Company Secretary


                                         POWERSCREEN INTERNATIONAL, PLC

                                         By: /s/ Andrew Harris
                                            ----------------------------
                                            Andrew D. Harris, Company Secretary



ustc agreement